Exhibit 1.2

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

SEMPRA ENERGY TRADING CORP.

and

PAA/VULCAN GAS STORAGE, LLC

Dated as of August 19, 2005

i

Section 4.19 Real Property
Section 4.20 No FERC Proceedings; Compliance With Pipeline Safety Act
Section 4.21 Regulatory Matters
Section 4.22 Transportation and Storage Contracts
Section 4.23 Effective and Pending Tariffs and Other Filings
Section 4.24 Personnel
Section 4.25 Books and Records
Section 4.26 Financial Derivatives/Hedging Agreements
Section 4.27 Bluewater PSA
Section 4.28 No Other Representations or Warranties
Section 4.29 No Undisclosed Liabilities
Section 4.30 Base Gas
Section 4.31 Bluewater Oil Reserves

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Section 5.1 Organization of Buyer; Authority
Section 5.2 Authorization; Enforceability
Section 5.3 No Conflict
Section 5.4 Litigation
Section 5.5 Brokers’ Fees
Section 5.6 Financial Ability
Section 5.7 Investment Representation
Section 5.8 Accredited Investor
Section 5.9 Independent Investigation

ARTICLE VI COVENANTS

Section 6.1 Conduct of Business
Section 6.2 Access
Section 6.3 Third-Party Approvals
Section 6.4 Regulatory Filings
Section 6.5 Employee and Benefit Matters
Section 6.6 Company Guarantees
Section 6.7 Intercompany Accounts
Section 6.8 Notice of Failure of Closing Conditions
Section 6.9 Seller Marks
Section 6.10 Books and Records
Section 6.11 Transitional Support
Section 6.12 Confidentiality
Section 6.13 Further Assurances; Duty to Cooperate
Section 6.14 Non-Solicitation of Employees
Section 6.15 Acquisition Agreements; Consent Order
Section 6.16 Certain Restrictions
Section 6.17 Title Commitments
Section 6.18 Conversion Transactions
Section 6.19 Tax Filings

Section 6.20 BGS LLC Contribution

ARTICLE VII TAX MATTERS

Section 7.1 Purchase Price Allocation
Section 7.2 Transfer Taxes
Section 7.3 Preparation and Filing of Tax Returns and Payment of Taxes
Section 7.4 Allocation of Straddle Period Taxes
Section 7.5 Closing Date Transactions
Section 7.6 Tax Refunds
Section 7.7 Assistance and Cooperation
Section 7.8 Tax Indemnity
Section 7.9 Tax Claims
Section 7.10 Scope
Section 7.11 Certain Tax Sharing Agreements

ARTICLE VIII CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to the Obligations of Buyer
Section 8.2 Conditions to the Obligations of Seller

ARTICLE IX SURVIVAL; INDEMNIFICATION

Section 9.1 Survival of Indemnification Rights
Section 9.2 Indemnification Obligations
Section 9.3 Indemnification Procedure
Section 9.4 Limitations on Liability of Seller
Section 9.5 Indemnity Under Acquisition Agreements
Section 9.6 Purchase Price Adjustment
Section 9.7 Exclusive Remedy

ARTICLE X TERMINATION

Section 10.1 Termination
Section 10.2 Effect of Termination

ARTICLE XI MISCELLANEOUS

Section 11.1 Notices
Section 11.2 Assignment
Section 11.3 Rights of Third Parties
Section 11.4 Expenses
Section 11.5 Counterparts
Section 11.6 Entire Agreement
Section 11.7 Disclosure Schedule
Section 11.8 Amendments, Supplements, Etc
Section 11.9 Publicity
Section 11.10 Severability
Section 11.11 Applicable Law; Waiver of Jury Trial

Exhibits

Exhibit A	—	Form of Transition Services Agreement

Exhibit B	—	Form of Membership Interest Assignment

Exhibit C	—	Form of Limited Liability Company Operating Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 19, 2005 (this “Agreement”), is entered into by and between Sempra Energy Trading Corp., a Delaware corporation (“Seller”), and PAA/Vulcan Gas Storage, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding capital stock of the Company;

WHEREAS, the Company owns one hundred percent (100%) of the issued and outstanding capital stock of each of BGS Corp. and PPEC Corp.;

WHEREAS, BGS Corp. owns one hundred percent (100%) of the membership interests in Bluewater Gas Storage, LLC, a Delaware limited liability company (“BGS LLC”), and PPEC Corp. owns one hundred percent (100%) of the membership interests in Pine Prairie Energy Center, LLC, a Delaware limited liability company (“PPEC LLC”; and together with each of BGS Corp., PPEC Corp. and BGS LLC, a “Subsidiary” and, collectively, the “Subsidiaries”);

WHEREAS, BGS LLC owns and operates a natural gas storage facility located in Macombe and St. Clair Counties, Michigan, which facility includes certain buildings, equipment, compressors, structures, and pipelines located on a substantially depleted reservoir known as the Columbus III Reservoir (the “BGS Storage Facility”), and PPEC LLC is engaged in the development of a salt cavern natural gas storage facility located in Evangeline Parish, Louisiana (the “Project”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the membership interests in the Company (the “Membership Interests”) which shall have been issued to Seller in exchange for, and upon the cancellation of, all of the issued and outstanding capital stock of the Company (the “Shares”) pursuant to the Conversion Transactions.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                                      Definitions.  As used herein, the following terms shall have the following meanings:

“1935 Act” has the meaning provided such term in Section 4.21.

“Acquisition Agreements” means the agreements listed on Schedule 9.5.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Asset Acquisition Statement” has the meaning provided such term in Section 7.1.

“Base Net Working Capital” means $400,000.

“Base Purchase Price” has the meaning provided such term in Section 2.2.

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) plan that would be an employee benefit plan if it was subject to ERISA, including plans for directors, (c) stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock-based plan (whether qualified or nonqualified), (d) bonus, deferred compensation or incentive compensation plan and (e) employment (including any offer letters), severance, change-in-control, or termination pay plan, program, agreement or arrangement; provided that such term shall not include (i) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers compensation insurance, and (iii) directors and officers liability insurance.

“BGS Budget” means the descriptions and amounts set forth in Schedule 1.1 necessary for the design, construction and development of the BGS Storage Facility.

“BGS Corp.” means, prior to the Conversion Transactions, Bluewater Natural Gas Storage Corp., a Delaware corporation, and, from and after the Conversion Transactions, the Delaware limited liability company into which Bluewater Natural Gas Storage Corp. is converted pursuant to the Conversion Transactions.

“BGS Dewpoint Reduction Facility” means all equipment, including but not limited to expansion valves, heat exchangers, separation tanks, glycol reboiler, and associated piping and controls, that function to lower both the water and hydrocarbon dewpoint of the natural gas being withdrawn from storage at the BGS Storage Facility.

“BGS Expenditure Amount” means the aggregate amount of items of the BGS Budget which were not expended or accrued for as a current liability and reflected in the calculations of Net Working Capital in each case as of the Closing Date.

“BGS LLC” has the meaning provided such term in the third recital above.

“BGS LLC Contribution” has the meaning provided such term in Section 6.20.

“BGS Storage Facility” has the meaning provided such term in the fourth recital above.

“Big Cap Losses” has the meaning provided such term in Section 9.4(d).

“Bluewater Oil Reserves” has the meaning provided such term in Schedule 2.6.

“Bluewater PSA” means the Agreement of Purchase and Sale among Columbus III Production, L.C., Stephen D. Beauchamp and BGS LLC, executed on October 2, 2003.

“Bluewater Reserves Agreement” has the meaning provided such term in Section 2.6.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals” has the meaning provided such term in Section 5.3.

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Buyer Savings Plan” means any Benefit Plan sponsored or maintained by the Buyer or any of its Affiliates with a deferral account under Section 401(k) of the Code.

“Capital Adjustment Resolution Period” has the meaning provided such term in Section 2.5(b).

“Claim Notice” has the meaning provided such term in Section 9.3(a).

“Closing” has the meaning provided such term in Section 2.3(a).

“Closing Date” has the meaning provided such term in Section 2.3(a).

“COBRA” has the meaning provided such term in Section 6.5(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbus III Reservoir” means the partially depleted oil and natural gas Salina Niagaran reef formations underlying the producing field commonly known as the “Columbus III Field,” located in Columbus and Wales Townships, St. Clair County, Michigan.

“Commonly Controlled Entity” has the meaning provided such term in Section 4.10(d).

“Company” means, prior to the Conversion Transactions, Energy Center Investments Corp., a Delaware corporation, and, from and after the Conversion Transactions, the Delaware limited liability company into which Energy Center Investments Corp. is converted pursuant to the Conversion Transactions.

“Company Guarantees” means those guaranties, bonds, sureties and other credit support or assurances (other than letters of credit) provided by Seller or its Affiliates (other than the Subsidiaries) in support of obligations of the Company or any Subsidiary that are set forth in Schedule 6.6(a).

“Company Plan” means each Benefit Plan that is sponsored, maintained or contributed to by Seller, the Company or any Commonly Controlled Entity that provides benefits with respect to current or former directors, officers or employees of the Company.

“Company Tax Refund” has the meaning provided such term in Section 7.6.

“Company Tax Returns” means Tax Returns required to be filed by the Company or any of its Subsidiaries.  For the avoidance of doubt, “Company Tax Returns” does not include U.S. federal income Tax Returns or any other Tax Return filed by a consolidated, unitary, combined or similar group of which Seller Parent or any of its Affiliates (other than any of the Company or its Subsidiaries) is the common parent.

“Company Taxes” means Taxes required to be paid by or imposed on the Company or any of its Subsidiaries.  For the avoidance of doubt, “Company Taxes” does not include U.S. federal income Taxes or any other Taxes payable by a consolidated, unitary, combined or similar group of which Seller Parent or any of its Affiliates (other than any of the Company or its Subsidiaries) is the common parent.

“Confidentiality Agreement” means each of (i) that certain confidentiality agreement between Vulcan Capital Private Equity Inc. and PPEC LLC dated February 16, 2005, as amended on June 15, 2005, and (ii) that certain confidentiality agreement between Plains All American Pipeline, L.P. and PPEC LLC dated March 23, 2005.

“Continuing Employee” means each individual who is employed by the Company or any Subsidiary after giving effect to the Closing (including each such individual who is on vacation, sick, military, disability or other leave of absence).

“Contract” means any note, bond, mortgage, indenture, agreement, lease, sublease, license or contract to which a Person is a party or by which a Person or its assets or properties are bound, but excluding Benefit Plans, Permits and any lease or agreement relating to any right or interest in Real Property.

“Conversion Transactions” has the meaning provided such term in Section 6.18(a).

“Diminution in Value” means the present value of an actual, demonstrable decrease in the enterprise value of the Company and the Subsidiaries, taken as a whole, measured as of the Closing Date, to the extent such decrease is attributable to the inaccuracy or breach (or deemed inaccuracy or breach) of any representations and warranties of Seller in Articles III or IV or any breach of any covenant of Seller in Article VI.

“Disclosure Schedule” has the meaning provided such term in the preamble to Article III.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Date” has the meaning provided such term in Section 7.3(d).

“Environmental Claim” means any Litigation alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by Seller.

“Environmental Condition” means the presence of Hazardous Materials in the environment or building materials, or the Release or threatened Release of Hazardous Materials to the environment.

“Environmental Fines and Penalties” means any fines and penalties imposed before, on or after the Closing Date upon the Company or any Subsidiary by any Governmental Authority in respect of any violation of Environmental Law by Seller, the Company, any Subsidiary or any third party acting on their behalf, occurring on or prior to the Closing Date.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated BGS Expenditure Amount” has the meaning provided such term in Section 2.5(a).

“Estimated Closing Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Month-End Net Working Capital minus Base Net Working Capital, plus (B) the Estimated PPEC Excess Expenditure Amount, minus (C) the Estimated BGS Expenditure Amount.

“Estimated PPEC Excess Expenditure Amount” has the meaning provided such term in Section 2.5(a).

“Expenditure Amount Closing Statement” has the meaning provided such term in Section 2.5(a).

“Expenditure Amount Evaluation Period” has the meaning provided such term in Section 2.5(b).

“Extraordinary Transaction” has the meaning provided such term in Section 7.5.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Adjustment Amount” has the meaning provided such term in Section 2.5(e).

“Financial Derivative/Hedging Agreement” includes any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning provided such term in Section 4.5.

“Fines and Penalties” means any fines and penalties imposed before, on or after the Closing Date upon the Company or any Subsidiary by any Governmental Authority in respect of any violation of Law (other than Environmental Law) by Seller, the Company, any Subsidiary or any third party acting on their behalf, occurring on or prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Deductible” has the meaning provided such term in Section 9.4(b).

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal or any domestic or foreign arbitrator.

“Hazardous Materials” means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guarantee with respect to indebtedness for borrowed money of another Person.

“Indemnified Party” has the meaning provided such term in Section 9.3(a).

“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Indemnified Tax Claim” has the meaning provided such term in Section 7.9(a).

“Independent Accountant” means Ernst & Young LLP.

“Intellectual Property” means (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any related applications or registrations, (c) patents and any related applications or registrations, (d) all confidential information, know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications and lists of suppliers, vendors, customers and distributors, and (e) all other intellectual property rights, statutory or common Law, in the United States or worldwide.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, with respect to Seller, the actual knowledge, after inquiry of Laura Luce, Geof Storey, John Reid and Richard Tomaski (after Seller provides such individuals with, and instructs them to review, the Disclosure Schedule), of each of Scott Werneburg, Wayne Kubicek, Eric Allison, Michael Goldstein, David Messer, Steve Prince, Limor Nissan and Michael Beaury, and, with respect to Buyer, the actual knowledge after due inquiry of each of Jim Hester, Lawrence Dreyfuss, Tom Gilbert, David Capobianco, Harry Pefanis, Greg Armstrong and Bill Egg.

“Known and Undisclosed Environmental Liability” means any Losses (whether or not such Loss existed on or before the Closing Date) of the Company or any Subsidiary to the extent related to any Environmental Condition or violation of Environmental Law which (i) was Known to Seller on the date of this Agreement, (ii) Seller has not disclosed to Buyer in the Disclosure Schedule and (iii) failure by Seller to so disclose constitutes a breach (or deemed breach) of any representation or warranty in Section 4.12(a), (b) or (c).

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on such date.

“Leased Real Property” means all leasehold or subleasehold estates and other rights  to use or occupy any real property (including surface and subsurface estates and storage and mineral rights) held by the Company or any Subsidiary, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements, rights of way and other rights and interests appurtenant thereto and any and all amendments thereof, but excluding therefrom any Owned Real Property.

“Leases” means all leases, subleases, licenses or other agreements, including all amendments, extensions and renewals with respect thereto, pursuant to which the Company or any Subsidiary holds or uses any Leased Real Property.

“Lien” means any charge, pledge, option (other than an option to store natural gas), mortgage, deed of trust, hypothecation, security interest, royalty or similar right, warrant, purchase right (other than the right to purchase storage or related services), lease, license or other encumbrance.

“Limited Matters” has the meaning provided such term in Section 9.5.

“Litigation” means any investigation or inquiry (with respect to which written notice has been provided), action, claim, suit, proceeding, audit, citation, summons, subpoena of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Authority (including worker’s compensation claims).

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, Diminution in Value, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees); provided that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or lost profits, other than any such damages to the extent (i) asserted by or awarded, paid or payable to, a third party or (ii) arising out of fraud.  Notwithstanding anything in this Agreement to the contrary (including Section 9.7(b)), exclusively for purposes of the indemnification provided in Section 7.8(a)(ii), (iii) and (vii), in each case solely with respect to an inaccuracy or breach of any representation, warranty or covenant of Seller contained in Sections 4.11(f), 6.18 or 6.20 to the extent such inaccuracy or breach is due to a Prohibited Tax Action, “Losses” shall include the difference between the present value of (i) depreciation, amortization and depletion deductions reported (or that could have been reported in future years, but for such Prohibited Tax Action) by the Buyer Indemnified Parties, which deductions otherwise would have been realized if not for such Prohibited Tax Action and (ii) such depreciation, amortization and depletion deductions as redetermined by the IRS or applicable state income Tax Authority as a result of such Prohibited Tax Action, taking into account Buyer’s obligation to, subject to the provisions of Section 7.8(c), take (or cause to be taken) such actions as shall maximize such deductions going forward.  Solely for purposes of the immediately preceding sentence, Losses of the Buyer Indemnified Parties shall be determined as if Buyer were a U.S. taxpayer subject to federal, state and local income Tax at a combined rate of forty percent (40%).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations (including results of operation), assets, liabilities or financial condition of the Company and the Subsidiaries, taken as a whole, other than any effect resulting or arising from (i) any change generally affecting the economic conditions in the industries or markets in which the Company or the Subsidiaries operate, (ii) seasonal reductions in revenues and/or earnings of the Company or the Subsidiaries in the ordinary course of their respective businesses consistent with industry experience, (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; provided that none of the conditions or events described in this clause (iii) results in the destruction or loss of use of any material assets of the Company or any of the Subsidiaries, (iv) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority, (v) changes in Tax or accounting requirements or principles or the interpretation thereof, (vi) the announcement of this Agreement and (vii) the effect of the development, expansion or construction by another Person (other than development of a new natural gas storage facility by Seller or any of its Affiliates in the State of Louisiana originating or publicly announced on or after the date of this Agreement) of a natural gas storage facility, a liquefied natural gas receiving and regasification terminal or a natural gas pipeline (including an announcement of such other Person’s intention with respect to any of the foregoing) or (b) the ability of Seller to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein.  Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all benefits and costs of such circumstance, change or effect.

“Material Contracts” has the meaning provided such term in Section 4.7(b).

“Member” means a “member” as defined in section 18-101(11) of the Delaware Limited Liability Company Act.

“Membership Interests” has the meaning provided such term in the fifth recital above.

“Month-End Net Working Capital” means a negative amount of $556,038.

“Natural Gas Act” has the meaning provided such term in Section 4.21.

“Net Working Capital,” which may be positive or negative, means an amount equal to the total current assets of the Company and the Subsidiaries as of the Closing Date minus the total current liabilities of the Company and the Subsidiaries as of the Closing Date, determined (a) in accordance with GAAP and the methodologies set forth on Schedule 2.4; provided that current assets and current liabilities shall include an accrual for Installment Payments and shall not include any asset or liability related or attributable to Taxes or intercompany account balances and (b) without giving effect to the sale of the Membership Interests contemplated hereby.

“Net Working Capital Closing Statement” has the meaning provided such term in Section 2.4(a).

“Net Working Capital Evaluation Period” has the meaning provided such term in Section 2.4(b).

“Net Working Capital Resolution Period” has the meaning provided such term in Section 2.4(b).

“Newco” has the meaning provided such term in Section 6.20(a).

“NGPA” has the meaning provided such term in Section 4.21.

“NSAI” has the meaning provided such term in Schedule 2.6.

“NSAI Reserve Value” has the meaning provided such term in Schedule 2.6.

“Off-Site Location” means any real property other than the Real Property.

“Oil” has the meaning provided such term in Schedule 2.6.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, limited liability company agreement, partnership agreement, membership agreement, bylaws, operating agreement or similar formation or governing documents and instruments.

“Other Real Property” has the meaning provided such term in Section 4.19(h).

“Other Real Property Documents” has the meaning provided such term in Section 4.19(h).

“Owned Real Property” means the fee interest in and to all real property (including surface and subsurface estates and storage and mineral rights) owned by the

Company or any Subsidiary, together with all buildings, structures, improvements and fixtures located thereon and all easements, rights of way and other rights and interests appurtenant thereto and any and all amendments thereof, and specifically excluding therefrom all Leased Real Property.

“Parties” means Seller and Buyer.

“Permits” means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals and registrations required under Law.

“Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet delinquent as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and, in the case of clause (ii), for which adequate reserves have been taken and are reflected in the Net Working Capital, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and, in the case of clause (ii), for which adequate reserves have been taken and are reflected in the Net Working Capital, (c) the rights of lessors and lessees under the leases set forth on Schedule 4.19(b), (d) the rights of licensors and licensees under the licenses set forth on Schedules 4.8(b), 4.19(a)(i) and (b), (e) restrictive covenants, easements, rights of way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the use of the property burdened thereby, (f) purchase money Liens arising in the ordinary course of business where the obligation secured thereby is reflected in the Net Working Capital, (g) Liens securing rental payments under the capital leases set forth on Schedule 4.19(b), (h) Liens set forth in Schedule 1.1(c), (i) Liens created by Buyer, or its successors and assigns and (j) the rights of lessors under leases of personal property with respect to such leased personal property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Physical Assets” has the meaning provided such term in Section 4.17.

“Post-Closing Period” means any taxable period that begins after the Closing Date.

“Post-Closing Portion” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the day after the Closing Date and ends on the last day of such Straddle Period.

“Post-Signing Tax Returns” has the meaning provided such term in Section 6.19.

“PPEC Corp.” means, prior to the Conversion Transactions, PPEC Corporation, a Delaware corporation, and, from and after the Conversion Transactions, the Delaware limited liability company into which PPEC Corporation is converted pursuant to the Conversion Transactions.

“PPEC Excess Expenditure Amount” means an amount, which may be positive or negative, equal to (i) the capital contributions to the equity of PPEC LLC made directly or indirectly by Seller (including through the conversion of PPEC LLC Indebtedness for Borrowed Money into PPEC LLC equity), the proceeds of which were used by PPEC LLC prior to the Closing Date to fund the design, construction and development of the Project or that otherwise have been capitalized in accordance with GAAP consistently applied in a manner reflected on the unaudited consolidated balance sheet as of June 30, 2005 (excluding any capitalized interest expense incurred from and after May 1, 2005) minus (ii) $20,000,000.

“PPEC LLC” has the meaning provided such term in the third recital above.

“Pre-Closing Off-Site Environmental Liability” means any Loss (whether or not such Loss existed on or before the Closing Date) of the Company or any Subsidiary arising out of or relating to any (i) loss of life, injury to Persons or property or damage to the environment or natural resources (whether or not such loss, injury or damage existed on or before the Closing Date) or (ii) the remediation of Environmental Conditions required by Law, Contract or Permit (in the case of Contracts or Permits, only those entered into or obtained prior to the Closing Date, including any extension or renewal thereof; provided that the terms and provisions of such extension or renewal relating, directly or indirectly, to remediation are the same as the terms and provisions relating to remediation set forth in the Contracts and Permits as of the Closing Date), in the case of either clause (i) or (ii) above, related to Hazardous Materials that have been generated in connection with the business of the Company or any Subsidiary and on or prior to the Closing Date transported to any Off-Site Location for disposal, recycling or reuse, other than (A) Hazardous Materials transported by the Company or any Subsidiary to any Off-Site Location authorized to receive such Hazardous Materials under applicable Environmental Law or (B) Hazardous Materials transported by a Person authorized to transport such Hazardous Materials under applicable Environmental Law; provided that in the case of clause (B), to the Knowledge of Seller, such Person was to transport the Hazardous Materials to an Off-Site Location authorized to receive such Hazardous Materials; provided, further, that in the case of clauses (A) and (B), to the Knowledge of Seller, none of such Hazardous Materials have been transported to any of the facilities listed on the National Priorities List, 40 C.F.R. Part 300, Appendix B.

“Pre-Closing On-Site Environmental Liability” means any Loss (whether or not such Loss existed on or before the Closing Date) of the Company or any Subsidiary arising out of or relating to any loss of life or injury to any Person (whether or not such loss or injury existed on or before the Closing Date) to the extent (i) related to actual or alleged exposure to any Environmental Condition on or prior to the Closing

Date existing at or migrating from any past or current Real Property and (ii) caused by the operations of the Company or any Subsidiary.

“Pre-Closing Period” has the meaning provided such term in Section 7.3(a).

“Pre-Closing Period Income Tax Return” has the meaning provided such term in Section 7.3(c).

“Pre-Closing Period Non-Income Tax Return” has the meaning provided such term in Section 7.3(d).

“Pre-Closing Period Tax Return” has the meaning provided such term in Section 7.3(a).

“Pre-Closing Portion” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on, and includes, the Closing Date.

“Previous Owners” means Columbus III Production, L.C. and Stephen D. Beauchamp.

“Prime Rate” means the annual prime rate of interest announced from time to time in The Wall Street Journal, Eastern Edition.

“Prohibited Tax Action” means (i) Seller’s failure to take (or cause to be taken) the actions described in Section 6.18(a), (ii) Seller’s failure to take (or cause to be taken) the actions described in Section 6.20(a), (b), and (d), (iii) an election by Seller or any of its Affiliates (including, on or prior to the Closing, the Company or any of its Subsidiaries) pursuant to Treasury Regulations section 301.7701-3 to change the U.S. federal income tax entity classification of any of the Company, BGS Corp., PPEC Corp., BGS LLC or PPEC LLC, (iv) any issuance or transfer of stock or, following the Conversion Transactions, membership interests, in any of the Company, BGS Corp. or PPEC Corp. that results in such entity having more than one Member on the Closing Date, and (v) any issuance or transfer of membership interests in PPEC LLC that results in such entity having more than one Member on the Closing Date.

“Project” has the meaning provided such term in the fourth recital above.

“Purchase Price” has the meaning provided such term in Section 2.2.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property and all rights and interests of the Company or any Subsidiary in any real property owned by a third party (including easements, rights of way, servitudes and similar rights in favor of the Company or any Subsidiary).

“Real Property Deductible” has the meaning provided such term in Section 9.4(b).

“Records” means all land, title, engineering, environmental, operating, regulatory, compliance and other data, files, documents (including design documents), instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, studies and records, and accounting, legal and financing records (including FERC accounting records and original cost information and the supporting documentation) arising out of or relating to the assets, business or operations of the Company or any Subsidiary which are held by Seller or any Affiliate of Seller; provided that Seller shall be entitled to redact any information which is material to Seller’s other businesses and unrelated to the Company or any Subsidiary or privileged information to the extent relating exclusively to Seller’s other businesses.

“Regulated Affiliate” means San Diego Gas & Electric Company, Southern California Gas Company and any “Transmission Provider” of Seller, as that term is defined under FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358, Section 358.3(a), other than the Company or any Subsidiary.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection (excluding the injection or withdrawal of natural gas, natural gas liquids, crude oil and other hydrocarbons into or out of the BGS Storage Facility in the ordinary course of business), deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, consultants and lenders and their counsel, advisers and consultants, and with respect to Buyer, any officer, director, employee, counsel, accountant, financial adviser, consultant or lender (and their respective counsel, advisers and consultants) of Plains All American Pipeline, L.P. or Vulcan Gas Storage LLC.

“Restricted Information” has the meaning provided such term in Section 6.12(b).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“Seller Marks” has the meaning provided such term in Section 6.9.

“Seller Parent” means Sempra Energy.

“Seller Savings Plan” means any Company Plan with a deferral account under Section 401(k) of the Code.

“Shares” has the meaning provided such term in the fifth recital above.

“Small Cap Losses” has the meaning provided such term in Section 9.4(c).

“Software” means all computer programs, databases, compilations, user interfaces and tools, and data, and all documentation related to any of the foregoing.

“Straddle Period” has the meaning provided such term in Section 7.3(b).

“Straddle Period Tax Return” has the meaning provided such term in Section 7.3(b).

“Subsidiary” and “Subsidiaries” have the meaning provided such terms in the third recital above.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Indemnified Party” has the meaning provided such term in Section 7.9(a).

“Tax Indemnifying Party” has the meaning provided such term in Section 7.9(a).

“Tax Proceeding” means any audit, Litigation or other proceeding with respect to Taxes.

“Tax Returns” means any report, return, election, declaration or other filing required to be filed with any Tax Authority, including any amendments thereto.

“Tax Sharing Agreement” means any agreement with respect to the sharing or allocation of, or indemnification for, Taxes or similar contract or arrangement, whether written or unwritten.

“Taxes” means any taxes and similar government charges (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, registration, capital stock, license, payroll, employment, social security, unemployment, severance, real or personal property, excise, recordation, estimated taxes, withholding and stamp), together with any interest thereon, penalties, fines and additions to tax with respect thereto, imposed by a Governmental Authority.

“Termination” has the meaning provided such term in Section 6.20(c).

“Third-Party Claim” has the meaning provided such term in Section  9.3(a).

“Title Commitments” means one or more commitments issued in the name of Buyer to insure at the Closing Buyer’s fee title to those parcels of Owned Real Property set forth on Schedule 4.19(a) in a manner consistent with Seller’s representations and warranties in Section 4.19(a), pursuant to and subject to the terms, conditions and exclusions of a 1992 ALTA Owner Policy of Title Insurance, as issued by a nationally recognized title insurer.

“Transfer Taxes” has the meaning provided such term in Section 7.2.

“Transition Services Agreement” means the Transition Services Agreement among Seller, Buyer and the Company substantially in the form of Exhibit A.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” has the meaning provided such term in Section 4.16.

“Welfare Benefits” has the meaning provided such term in Section 6.5(f).

Section 1.2                                      Rules of Construction.

(a)                                  All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 19, 2005.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)                                    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(g)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)                                 In the case of PPEC LLC, the term “ordinary course” shall be deemed to mean and be limited to action or inaction reasonably expected of a Person engaged in the development of a salt cavern natural gas storage facility.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1                                      Purchase and Sale of Membership Interests.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Membership Interests, free and clear of any Liens other than transfer restrictions imposed on equity securities by securities Laws.

Section 2.2                                      Purchase Price.

(a)                                  Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the purchase price for the Membership Interests shall be Two Hundred Fifty Million Dollars ($250,000,000) plus the Estimated Closing Adjustment Amount (the “Base Purchase Price”), subject to adjustment following the Closing as provided in Sections 2.4, 2.5 and 2.6 (as so adjusted, the “Purchase Price”).  For the avoidance of doubt, if the Estimated Closing Adjustment Amount is a negative amount, it will result in a lower Base Purchase Price, and if the Estimated Closing Adjustment Amount is a positive amount, it will result in a higher Base Purchase Price.

(b)                                 Notwithstanding any other provision of this Agreement, if Seller has not delivered to Buyer the certificate contemplated by Section 2.3(b)(iii), but Buyer waives the condition related to delivery of such certificate, (i) Buyer shall be permitted to withhold from the Purchase Price the amount required to be withheld pursuant to section 1445 of the Code as calculated by Buyer in good faith, (ii) Buyer shall not be deemed to be in default of any of its obligations under this Agreement by virtue of having withheld such amount and (iii) the amount so withheld shall be deemed to have been paid to Seller on the date that any amounts not so withheld were paid for all purposes under this Agreement.

Section 2.3                                      The Closing.

(a)                                  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m. New York time on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Buyer and Seller may mutually agree in writing (the “Closing Date”); provided that in no event shall the Closing occur prior to September 9, 2005.  The Closing shall be deemed to have been consummated at 5:00 p.m. New York time on the Closing Date.

(b)                                 At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i)                                     an assignment of 100% of the Membership Interests in the form attached hereto as Exhibit B;

(ii)                                  the resignations (or evidence of removal) in form and substance reasonably acceptable to Buyer of each officer or director of the Company and each Subsidiary, effective as of the Closing;

(iii)                               a certificate that, as of the Closing Date, Seller is not a foreign person within the meaning of section 1445 of the Code, and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations section 1.1445-2(b)(2)(iv)(B);

(iv)                              the Transition Services Agreement duly executed by Seller; and

(v)                                 all other documents and instruments required to be delivered by Seller on or prior to the Closing Date pursuant to Section 8.1.

(c)                                  At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i)                                     an amount equal to the Base Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller in writing no less than three (3) Business Days prior to the Closing Date;

(ii)                                  the Transition Services Agreement duly executed by Buyer; and

(iii)                               all other documents and instruments required to be delivered by Buyer on or prior to the Closing Date pursuant to Section 8.2.

Section 2.4                                      Net Working Capital Reconciliation.

(a)                                  As soon as reasonably practicable following the Closing Date, Seller shall, with the cooperation and assistance of Buyer, the Company and the Subsidiaries, prepare and deliver to Buyer a calculation of Net Working Capital, together with reasonably detailed supporting information (the “Net Working Capital Closing Statement”).  Buyer and Seller shall use their respective reasonable efforts to cause the Net Working Capital Closing Statement to be completed within ninety (90) days following the Closing Date.

(b)                                 Within thirty (30) days after Buyer’s receipt of the Net Working Capital Closing Statement (the “Net Working Capital Evaluation Period”), Buyer shall notify Seller if Buyer disagrees with the Net Working Capital Closing Statement and such notice shall set forth in reasonable detail the particulars of such disagreement.  If Buyer does not provide a notice of disagreement within such Net Working Capital Evaluation Period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Net Working Capital Closing Statement, which shall then be final, binding and conclusive for all purposes hereunder.  If any such notice of disagreement is timely provided, then Seller and Buyer shall each use commercially reasonable efforts for a period of thirty (30) days thereafter (the “Net Working Capital Resolution Period”) to resolve any disagreements with respect to the calculations in the Net Working Capital Closing Statement.

(c)                                  Neither the PPEC Excess Expenditure Amount nor the BGS Expenditure Amount shall become final and binding until the conclusion of the Net Working Capital Resolution Period and any adjustment to the Net Working Capital pursuant to this Section 2.4 shall be reflected in the adjustment of the PPEC Excess Expenditure Amount and/or the BGS Expenditure Amount to the extent applicable.

(d)                                 If, at the end of the Net Working Capital Resolution Period, the Parties continue to disagree as to items in the Net Working Capital Closing Statement, then the Independent Accountant shall resolve such remaining disagreements.  The Independent Accountant shall be charged with calculating and determining, as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accountant, the amounts of any disputed items required to determine the Net Working Capital.  The costs and expenses of the Independent Accountant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  The determination of the Independent Accountant shall be final, binding and conclusive for all purposes hereunder.  Such final amounts as determined by the Independent Accountant shall be used to determine the Net Working Capital adjustment to the Base Purchase Price.

Section 2.5                                      PPEC and BGS Expenditure Adjustments.

(a)                                  At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a schedule setting forth Seller’s good faith calculation of the PPEC Excess Expenditure Amount (the “Estimated PPEC Excess Expenditure Amount”),

together with reasonably detailed supporting information, and (ii) a schedule setting forth Seller’s good faith calculation of the BGS Expenditure Amount (the “Estimated BGS Expenditure Amount”), together with reasonably detailed supporting information.  As soon as reasonably practicable following the Closing Date, Seller shall, with the cooperation and assistance of Buyer, the Company and the Subsidiaries, prepare and deliver to Buyer a calculation of the PPEC Excess Expenditure Amount and the BGS Expenditure Amount, together with reasonably detailed supporting information (the “Expenditure Amount Closing Statement”).  Buyer and Seller shall use their respective reasonable efforts to cause the Expenditure Amount Closing Statement to be completed within ninety (90) days following the Closing Date.

(b)                                 Within thirty (30) days after Buyer’s receipt of the Expenditure Amount Closing Statement (the “Expenditure Amount Evaluation Period”), Buyer shall notify Seller if Buyer disagrees with the Expenditure Amount Closing Statement, and such notice shall set forth in reasonable detail the particulars of such disagreement.  If Buyer does not provide a notice of disagreement within such Expenditure Amount Evaluation Period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Expenditure Amount Closing Statement, which shall then be the final, binding and conclusive for all purposes hereunder.  If any such notice of disagreement is timely provided, then Seller and Buyer shall each use commercially reasonable efforts for a period of thirty (30) days thereafter (the “Capital Adjustment Resolution Period”) to resolve any disagreements with respect to the Expenditure Amount Closing Statement.

(c)                                  The amount designated as the Net Working Capital shall not become final and binding until the conclusion of the Capital Adjustment Resolution Period and any adjustment to the PPEC Excess Expenditure Amount and/or the BGS Expenditure Amount pursuant to this Section 2.5 shall be reflected in the adjustment of the Net Working Capital to the extent applicable.

(d)                                 If, at the end of the Capital Adjustment Resolution Period, the Parties continue to disagree as to items in the Expenditure Amount Closing Statement, then the Independent Accountant shall resolve such remaining disagreements.  The Independent Accountant shall be charged with calculating and determining, as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accountant, the amounts of any disputed items required to determine the PPEC Excess Expenditure Amount and/or the BGS Expenditure Amount.  The costs and expenses of the Independent Accountant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  The determination of the Independent Accountant of such disputed items required to determine the PPEC Excess Expenditure Amount and/or the BGS Expenditure Amount, as the case may be, shall be final, binding and conclusive for all purposes hereunder.

(e)                                  Within five (5) Business Days of the date on which each of the Net Working Capital, the PPEC Excess Expenditure Amount and the BGS Expenditure Amount have become final, binding and conclusive pursuant to Section 2.4 and this Section 2.5, Buyer or Seller will make a payment to the other as follows: (i) if the sum

(expressed as a positive or negative number) of (A) the Month End Net Working Capital minus the Net Working Capital, (B) the Estimated PPEC Excess Expenditure Amount minus the PPEC Excess Expenditure Amount and (C) the BGS Expenditure Amount minus the Estimated BGS Expenditure Amount (collectively, the “Final Adjustment Amount”) is a positive number, then Seller shall pay to Buyer the Final Adjustment Amount, and (ii) if the Final Adjustment Amount is a negative amount, then Buyer shall pay to Seller the Final Adjustment Amount, in each case, together with interest accrued thereon at the Prime Rate plus two percent (2%) per annum from the Closing Date to the date such payment is made.

Section 2.6                                      Bluewater Reserves.

(a)                                  Seller shall cause NSAI to determine the NSAI Reserve Value in accordance with the methods and procedures set forth in Schedule 2.6.  Within thirty (30) days after Buyer’s receipt of NSAI’s final determination of the NSAI Reserve Value in accordance with Schedule 2.6, or, if the Closing Date has not occurred on or before the end of such 30-day period, within five (5) Business Days after the Closing Date, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts specified by Seller in writing the full amount of the NSAI Reserve Value.  If the NSAI Reserve Value is a negative number neither Party shall owe to the other Party any payment in respect of the NSAI Reserve Value.

(b)                                 The Parties hereby agree that the provisions of Schedule 2.6, Section I.A. are incorporated into this Agreement by reference.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as otherwise disclosed to Buyer in the schedule (the “Disclosure Schedule”) delivered to Buyer by Seller prior to the execution of this Agreement (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Seller hereby represents and warrants to Buyer as follows:

Section 3.1                                      Organization of Seller; Authority.  Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2                                      Authorization; Enforceability.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations contemplated to be performed by it hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, and no additional authorization on the part of Seller is necessary in connection with the execution, delivery and performance by Seller of this Agreement.  This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3                                      No Conflict.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained, do not and shall not:

(a)                                  violate any Organizational Document of Seller or any of its Affiliates;

(b)                                 violate any Law applicable to Seller or any of its Affiliates (other than the Company and the Subsidiaries); or

(c)                                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of any Contract to which Seller or any of its Affiliates (other than the Company and the Subsidiaries) is a party or by which any of them or any of their respective assets or properties may be bound, or (ii) result in the creation of any Lien upon any of the Shares or the Membership Interests, except in the case of clauses (a) (solely with respect to Affiliates of Seller), (b) or (c)(i) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4                                      Consents and Approvals.  No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the Seller Approvals and (ii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5                                      Litigation.  There is no Litigation pending or, to the Knowledge of Seller, threatened by any Person against Seller or any of its Affiliates (other than the Company or and the Subsidiaries) or any of their properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there is no order or unsatisfied judgment from any Governmental Authority binding upon or affecting Seller or any of its Affiliates (other than the Company or and the Subsidiaries) or any of their properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6                                      Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY AND THE SUBSIDIARIES

Except as otherwise disclosed in the Disclosure Schedule (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Seller hereby represents and warrants to Buyer as follows:

Section 4.1                                      Organization of the Company and the Subsidiaries; Authority.

(a)                                  The Company and each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or limited liability company (as applicable) authority and power to own or lease its assets and to conduct its business as currently being conducted or, in the case of PPEC Corp. and PPEC LLC, to develop the Project.

(b)                                 The Company and each Subsidiary is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The minute books of the Company and each Subsidiary, true and complete copies of which have been made available to Buyer, contain true and correct records of all meetings and other corporate or organizational actions held or taken since December 31, 2003 of its stockholders and board of directors or similar governing body (including committees thereof).  No meeting of any such board or body or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

(d)                                 Seller has made available to Buyer true and complete copies of all existing Organizational Documents of the Company and each Subsidiary.

Section 4.2                                      No Violation.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming all of the Seller Approvals have been made, given or obtained) do not and shall not:

(a)                                  violate any Organizational Document of the Company or any Subsidiary;

(b)                                 violate any Law applicable to the Company or any Subsidiary; or

(c)                                  other than as set forth in Schedule 4.2(c), violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien other than a Permitted Lien upon any of the respective properties or assets of the Company or any Subsidiary under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any Subsidiary is a party or by which any of them or any of their respective assets or properties may be bound;

except in the case of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3                                      Capitalization of the Company.

(a)                                  Prior to the Conversion Transactions, the Shares constitute all of the issued and outstanding shares of capital stock of the Company, no shares of capital stock of the Company are held in the treasury of the Company and no shares of capital stock of the Company have been reserved for issuance upon exercise of outstanding stock options, warrants or rights or otherwise.  The Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right.  Seller has good and valid title to, holds of record and owns beneficially, the Shares, free and clear of any Liens, other than transfer restrictions imposed on equity securities by securities laws.

(b)                                 From and after the Conversion Transactions, Seller will be the sole member of the Company, the Membership Interests will constitute all of the issued and outstanding membership interests of the Company, no membership interests of the Company will be held in the treasury of the Company and no membership interests of the Company will have been reserved for issuance upon exercise of outstanding options, warrants or rights or otherwise.  From and after the Conversion Transactions, the Membership Interests will have been duly authorized and will be validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive or other similar right.  From and after the Conversion Transactions, Seller will have good and valid title to, will hold of record and own beneficially, the Membership Interests, free and clear of any Liens, other than transfer restrictions imposed on equity securities by securities laws.

(c)                                  As of the Closing, the Company shall have no issued or outstanding Indebtedness for Borrowed Money.

(d)                                 There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character providing for the purchase or issuance of any shares of capital stock or any other equity security or equity interest of the Company or any securities or other instruments representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or equity interest of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any shares of capital stock or any other equity security or equity interest of the Company.  There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company.

Section 4.4                                      Capitalization of the Subsidiaries.

(a)                                  Prior to the Conversion Transactions, the Company owns one hundred percent (100%) of the issued and outstanding capital stock of each of BGS Corp. and PPEC Corp.  From and after the Conversion Transactions, the Company will be the sole member of BGS Corp. and PPEC Corp. owning one hundred percent (100%) of the membership interests in each of BGS Corp. and PPEC Corp.  At the Closing, BGS Corp. will own all of the issued and outstanding shares of capital stock of Newco.  Prior to the BGS LLC Contribution, BGS Corp. is the sole member of BGS LLC and owns one hundred percent (100%) of the membership interests in BGS LLC.  From and after the BGS LLC Contribution, BGS Corp. and Newco together will own one hundred percent (100%) of the membership interests in BGS LLC, and will be the only Members of BGS LLC.  PPEC Corp. is the sole member of PPEC LLC and owns one hundred percent (100%) of the membership interests in PPEC LLC.  Schedule 4.4(a) sets forth the name and jurisdiction of incorporation or formation of each Subsidiary and the jurisdictions in which each Subsidiary is qualified to do business along with the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary.  All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by the Company or the Subsidiary set forth in Schedule 4.4(a), in each case, free and clear of any Liens, other than transfer restrictions imposed on equity securities by securities Laws.

(b)                                 As of the Closing, no Subsidiaries shall have any issued or outstanding Indebtedness for Borrowed Money.

(c)                                  There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character providing for the purchase or issuance of any shares of capital stock or any other equity security or equity interest of any Subsidiary or any securities or other instruments representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or equity interest of any Subsidiary, and there are no agreements of any kind which may obligate any of the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests.  There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of any Subsidiary.

(d)                                 Other than Newco or as set forth in Schedule 4.4(a), neither the Company nor any of the Subsidiaries owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 4.5                                      Financial Statements.  Schedule 4.5 sets forth the unaudited consolidated balance sheet, together with related consolidated statement of income, for the Company and the Subsidiaries as of and for the year ended December 31, 2004 and the unaudited consolidated balance sheet, together with related consolidated statement of income, as of and for the six (6) month period ended June 30, 2005 (together, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Company and the Subsidiaries in accordance with GAAP (except as otherwise noted therein and except for the absence of footnote disclosures) on a consistent basis and fairly present, in all material respects, the consolidated financial position and results of operations of the Company and the Subsidiaries as of the respective dates thereof or for the respective periods set forth therein; provided that no accruals for any Installment Payments (as defined in the Bluewater PSA) have been made or are reflected therein.

Section 4.6                                      Absence of Certain Changes.  Except as set forth in Schedule 4.6, (a) since June 30, 2005, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b)(i) from June 30, 2005 to the date of this Agreement, the business of each of the Company, BGS Corp. and BGS LLC has been conducted, in all material respects, only in the ordinary course of business consistent with past practice and (ii) the only activities of PPEC Corp. and PPEC LLC have been in connection with the development of the Project in the ordinary course.  Without limiting the generality of the foregoing clause (b), except as set forth in Schedule 4.6 and Schedule 6.1, from June 30, 2005 to the date of this Agreement, neither the Company nor any Subsidiary has taken any of the prohibited actions set forth in Section 6.1.

Section 4.7                                      Contracts.

(a)                                  Schedule 4.7(a) contains a true and complete list of the following Contracts in effect on the date of this Agreement to which the Company or any Subsidiary is a party or by which it or any of its assets is otherwise bound:

(i)                                     each Contract or series of related Contracts, including any natural gas transportation Contract, Contract for the provision of services by the Company or any Subsidiary or storage Contract, including any tariff charged by the Company or any Subsidiary, that (A) involves revenues in excess of

$1,000,000 in the current or any future fiscal year, or (B) has a term that extends more than six (6) months past the date of this Agreement;

(ii)                                  each Contract or series of related Contracts involving a remaining commitment to make acquisitions or pay capital expenditures with respect to its business in excess of $1,000,000;

(iii)                               each Contract or series of related Contracts for lease of property (A) involving aggregate payments in excess of $1,000,000 in the current or any future fiscal year or (B) having a term that extends more than six (6) months past the date of this Agreement;

(iv)                              each Contract with respect to the employment, retention or severance of any director, officer, employee or consultant (other than any such Contract with respect to any director, officer or employee that is not a Continuing Employee and for which neither the Company nor any Subsidiary has any contractual liability or obligation following the Closing) or any arrangement or contract with any labor union;

(v)                                 each Contract which, pursuant to the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of additional acts or events or passage of time) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or any Subsidiary to any officer, director, consultant or employee thereof;

(vi)                              each Contract between Seller or a Seller Affiliate (other than the Company and the Subsidiaries) on the one hand, and the Company or any Subsidiary, on the other hand, which will survive the Closing;

(vii)                           each Contract that provides for a limit on the ability of the Company or any Subsidiary to conduct any line of business or compete with any Person or in any geographic area that will be binding on the Company or any Subsidiary from and after the Closing Date or with respect to which the Company or any Subsidiary shall be liable from and after the Closing Date;

(viii)                        each Contract relating to any guaranty by the Company or any Subsidiary of the payment or performance of obligations of any other Person (other than the Company or any Subsidiary);

(ix)                                each Contract relating to any partnership, joint venture or other arrangement involving a sharing of profits or expenses (excluding the sharing of expenses in connection with natural gas pipeline interconnection agreements and shared services agreements);

(x)                                   each Contract that includes any obligation of the Company or any Subsidiary to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of any asset or business;

(xi)                                each Contract granting any power of attorney with respect to the affairs of, or to act as agent for, the Company or any Subsidiary;

(xii)                             each Tax Sharing Agreement;

(xiii)                          each Contract for the grant of any option or preferential right to purchase any material assets, properties or rights;

(xiv)                         each Contract to buy or sell natural gas at a fixed price;

(xv)                            each interconnection Contract;

(xvi)                         each Contract that requires the posting of collateral by the Company or any Subsidiary;

(xvii)                      except for Contracts of the nature described in the clauses above, each Contract involving aggregate payments by or to the Company or any Subsidiary in the current fiscal year or any future fiscal year of more than $1,000,000 in any one case (or in the aggregate, in the case of any related Contracts); and

(xviii)                   any other Contract that is material to the Company and the Subsidiaries, taken as a whole.

(b)                                 Each Contract of the type described in Section 4.7(a), whether or not set forth in Schedule 4.7(a) and, for the avoidance of doubt, whether in effect as of the date of this Agreement or entered into or becoming effective between the date of this Agreement and the Closing, is referred to herein as a “Material Contract.”  True and complete copies of all Material Contracts in effect as of the date of this Agreement have been made available to Buyer.

(c)                                  Except as set forth in Schedule 4.7(c), (i) each Material Contract is valid and binding, in full force and effect and enforceable in accordance with its terms, (ii) the Company and each Subsidiary has performed in all material respects all obligations required to be performed by it to date under each Material Contract to which it is a party or by which it or any of its material assets is bound and (iii) no event or condition exists or has occurred which violates, results in a breach of any material provision of or the loss of any material benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results or will result in a right of termination, cancellation or material amendment on the part of any party under, accelerates the performance required on the part of any party by, or results or will result in the creation of any material Lien upon any of the material properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any Material Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company and the Subsidiaries are in compliance with all tariffs applicable to any Material Contract that relates to the provision by the Company or any Subsidiary of regulated services.

Section 4.8                                      Intellectual Property.

(a)                                  Schedule 4.8(a) sets forth a true and complete list of all of the following either owned by the Company or any Subsidiary or owned by Seller and used in the business of the Company as currently conducted:  (i) all material registered copyrights and pending copyright applications, (ii) all material patent and pending patent applications, (iii) all material registrations or pending applications for trademarks or service marks, and (iv) all material Software.

(b)                                 Schedule 4.8(b) sets forth all material Contracts under which the Company or any Subsidiary is granted or, pursuant to the terms thereof, will be granted, rights in Intellectual Property used in the business of the Company as currently conducted.  Schedule 4.8(b) identifies the parties to each such Contract and the Intellectual Property related thereto.

(c)                                  Except as set forth in Schedule 4.8(c) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company, BGS Corp. and BGS LLC owns or has a valid license to use all Intellectual Property used in or necessary for the business of the Company, BGS Corp. and BGS LLC as currently conducted, (ii) neither the Company nor any Subsidiary has received any written notice of infringement of or challenge to any such Intellectual Property and, to the Knowledge of Seller, there is no basis for any claim of such infringement, (iii) neither the Company nor any Subsidiary has brought or threatened in writing a claim against any Person involving Intellectual Property, and (iv) to the Knowledge of Seller, no Person has infringed or is infringing any Intellectual Property either owned by the Company or any Subsidiary or owned by Seller and used in the business of the Company as currently conducted.  None of the Software used in or necessary for the business of the Company or any Subsidiary is owned or licensed by Seller or any of its Affiliates (other than the Company and the Subsidiaries).

Section 4.9                                      Litigation.  Except as set forth in Schedule 4.9 (and except for Tax matters, which are addressed in Section 4.11), (a) there is no Litigation pending or, to the Knowledge of Seller, threatened by any Person against the Company or any Subsidiary or any of their respective properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) there is no order or unsatisfied judgment from any Governmental Authority binding upon or affecting the Company or any Subsidiary or any of their respective properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10                                Employee Benefit Plans.

(a)                                  Schedule 4.10(a) contains a true and complete list, as of the date of this Agreement, of each Company Plan that covers one or more current or former employees, directors or consultants of the Company or any Subsidiary.  On or before the date of this Agreement, Seller has delivered to Buyer or its Affiliates true and complete copies of each Company Plan (including all amendments thereto) for each written Company Plan or a written description of any Company Plan that is not otherwise in writing.

(b)                                 Set forth in Schedule 4.10(b) is a complete listing of each Continuing Employee, along with such each such employee’s current title and years of service for purposes of the Company Plans.

(c)                                  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(d)                                 With respect to any Company Plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller, the Company or by any trade or business, whether or not incorporated, that together with Seller or the Company would be a “single employer” within the meaning of Section 4001(b) of ERISA (a “Commonly Controlled Entity”), which withdrawal liability has not been satisfied in full.

(e)                                  No amounts payable under any of the Company Plans or any other contract, agreement or arrangement with respect to which Seller, the Company or any Commonly Controlled Entity may have any liability with respect to any Continuing Employee could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 4.11                                Taxes.

(a)                                  Except as set forth in Schedule 4.11 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                                     all Company Tax Returns have been duly and timely filed (taking into account extensions) and such Company Tax Returns are true, correct and complete, and all Company Taxes have been timely paid;

(ii)                                  each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Tax Authorities all amounts required to be withheld and paid over by it (or such amounts have been withheld and paid over on its behalf);

(iii)                               there are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Company Tax or Company Tax Return;

(iv)                              none of the Company or any of its Subsidiaries has requested an extension of time within which to file any Company Tax Return which Company Tax Return has not since been filed;

(v)                                 no written claim has been made by any Tax Authority in a jurisdiction where the Company or any Subsidiary does not file a Company Tax Return that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction;

(vi)                              (A) no Tax Proceeding has been formally commenced or is presently pending with regard to any Company Tax or Company Tax Return, and no notification has been received that such a Tax Proceeding is pending or threatened, and (B) no deficiency for any Company Tax has been proposed, asserted or assessed by any Tax Authority that has not been finally resolved and paid in full;

(vii)                           none of the Company or any of its Subsidiaries has engaged in any transaction that gives rise to (x) a registration obligation under section 6111 of the Code or the Treasury Regulations thereunder, (y) a list maintenance obligation under section 6112 of the Code or the Treasury Regulations thereunder or (z) a disclosure obligation as a “reportable transaction” under section 6011 of the Code and the Treasury Regulations thereunder; and

(viii)                        all assets of the Company and any of its Subsidiaries have been properly listed and described on the property tax rolls for all periods prior to Closing and no portion of the assets of the Company or any of the Subsidiaries constitutes omitted property for property tax purposes.

(b)                                 No power of attorney that is currently in force has been granted by the Company or its Subsidiaries with respect to any matter relating to Company Taxes.  None of the Company or its Subsidiaries has changed any method of Tax accounting, received a ruling from any Tax Authority or signed an agreement with any Tax Authority that could, in each case, adversely affect Buyer (or any of its Affiliates) after the Closing.

(c)                                  There are no Liens for Taxes upon the assets or properties of any of the Company or its Subsidiaries other than Permitted Liens.

(d)                                 None of the Company or any of its Subsidiaries has been a member of any “consolidated group” (as defined under Treasury Regulations section 1.1502-1(h)) (or similar group under applicable state, local or foreign Tax Law) other than the

“consolidated group” (or similar group under applicable state, local or foreign Tax Law) of which Seller Parent is the common parent.

(e)                                  None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under section 355(a) of the Code.

(f)                                    (i)  Seller owns one hundred percent (100%) of the issued and outstanding stock of the Company (and after the Conversion Transactions, will own one hundred percent (100%) of the outstanding membership interests of the Company), (ii) the Company owns one hundred percent (100%) of the issued and outstanding stock of each of BGS Corp. and PPEC Corp. (and after the Conversion Transactions, will own one hundred percent (100%) of the outstanding membership interests of each of BGS Corp. and PPEC Corp.), (iii) BGS Corp. owns one hundred percent (100%) of the outstanding membership interests of BGS LLC and, after the BGS LLC Contribution, BGS Corp. and Newco together will own one hundred percent (100%) of the outstanding membership interests in BGS LLC, (iv) PPEC Corp. owns one hundred percent (100%) of the outstanding membership interests of PPEC LLC, (v) as of the Closing Date, BGS Corp. will own one hundred percent (100%) of the issued and outstanding stock of Newco and (vi) no election has been made pursuant to Treasury Regulations section 301.7701-3 to change the U.S. federal income tax entity classification of any of the Company, BGS Corp., PPEC Corp., BGS LLC, or PPEC LLC.

Section 4.12                                Environmental Matters.

(a)                                  To the Knowledge of Seller, except as set forth in Schedule 4.12(a), the Company and each of the Subsidiaries are and have been in compliance in all material respects with all Environmental Laws.  Except as set forth in Schedule 4.12(a), none of Seller, the Company or any of the Subsidiaries has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or any of the Subsidiaries is not in such compliance that has not been resolved, and, to the Knowledge of Seller, there are no present or past actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future.

(b)                                 Except as set forth in Schedule 4.12(b) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i)(A) each of the Company, BGS Corp. and BGS LLC possesses all Permits necessary under Environmental Laws for it to own its assets and operate its business as currently conducted, (B) BGS LLC has applied for and, where action by a Governmental Authority is required, has received all Permits necessary to enable BGS LLC to commence construction of the BGS Dewpoint Reduction Facility as planned as of the date of this Agreement, the application for which is currently required based on the current construction schedule, and (C) PPEC LLC has applied for and, where action by a Governmental Authority is required, has received all Permits necessary to enable PPEC LLC to commence construction of the Project, the application for which or receipt thereof is currently required based on industry practice or applicable Law as it relates to the construction schedule as of the date of this Agreement, and (ii) all such Permits are in full force and effect and there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)                                  Except as set forth in Schedule 4.12(c), there are no Environmental Claims or other actions under Environmental Laws before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing by any Person against the Company, any Subsidiary or any Person whose liability the Company or any Subsidiary has assumed or retained either contractually or by operation of Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no order to or unsatisfied judgment against the Company or any Subsidiary from any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Seller has delivered or otherwise made available for inspection to Buyer or its Affiliates true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed by Seller, the Company or any Subsidiary or, to the Knowledge of Seller, any of its Affiliates (other than the Company or any Subsidiary) pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or regarding the Company’s or any Subsidiary’s compliance with applicable Environmental Laws and such material reports, studies, analyses, tests or monitoring are set forth in Schedule 4.12(d).

Section 4.13                                Legal Compliance.  Except with respect to matters set forth in Schedule 4.13 (and except for laws relating to Taxes and Environmental Laws, which are addressed in Sections 4.11 and 4.12, respectively), the Company and each Subsidiary is in compliance with all Laws except for noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14                                Permits.  Except with respect to Permits necessary under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.12) and except as set forth in Schedule 4.14, (a) the Company and each of the Subsidiaries possesses all Permits necessary (i) in the case of BGS Corp. and BGS LLC, (x) to own its assets and operate its businesses as currently conducted, and (y) with respect to the BGS Dewpoint Reduction Facility, to commence construction of the BGS Dewpoint Reduction Facility as planned as of the date of this Agreement and (ii) in the case of PPEC LLC to commence construction of the Project, the receipt of which is currently required based on the construction schedule as of the date of this Agreement, except where, in each case, the failure to possess such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) to the Knowledge of Seller, the Permits possessed by the Company and the Subsidiaries are in full force and effect and (c) there is no Litigation pending or, to the Knowledge of Seller, threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any material Permit of the Company or any Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Schedule 4.14 sets forth a true and complete list of all United States Federal Communications Commission licenses held or used by the Company or any Subsidiary.

Section 4.15                                Insurance.  Schedule 4.15 sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or any Subsidiary in force on the date hereof with respect to the business or assets of the Company or any Subsidiary, together with a statement of the aggregate amount of claims paid out and claims pending under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks that the Company or any Subsidiary, or the board of directors (or similar governing body) or officers thereof, has designated as being self-insured.  All such policies are in full force and effect, all premiums due thereon have been paid by the Company or one or more of the Subsidiaries, and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, (a) neither the Company nor any Subsidiary has received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of Seller, is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been denied or is currently being disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Subsidiary has received any written notice from any of its insurance carriers stating that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Subsidiary.

Section 4.16                                Labor Relations and Employment Matters.  Except as set forth in Schedule 4.16, as of the date of this Agreement, none of the Company or any Subsidiary (a) is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and, to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by the Company or any Subsidiary which seeks recognition of a collective bargaining unit, nor have there been any such campaigns, petitions or union organizational activities since the inception of the Company or (b) is currently or since the inception of such Company or Subsidiary has been subject to any strikes, material slowdowns, material grievances or material work stoppages and, to the Knowledge of Seller, no such event is currently threatened between the Company and any group of its respective employees.  The Company and each Subsidiary is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours.  There are no material actions, grievances, investigations, suits, claims or administrative matters pending, or, to the Knowledge of Seller, threatened or reasonably anticipated against the Company or any Subsidiary by any current or former employee or applicant.  Within the past year, none of the Company or any Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law.

Section 4.17                                Assets.

(a)                                  The Company or one of the Subsidiaries has (i) good and marketable title to all of the personal property currently used in connection with the business of the Company and the Subsidiaries, or (ii) good and marketable title to the lessee interest in all personal property currently used in connection with the businesses of the Company and the Subsidiaries, in each case, including those assets reflected on the June 30, 2005 consolidated balance sheet of the Company and the Subsidiaries (collectively, the “Physical Assets”), free and clear of all Liens other than Permitted Liens.  The Company or one of the Subsidiaries has good and marketable title to all of the personal property acquired for use in the BGS Dewpoint Reduction Facility or the Project, free and clear of all Liens other than Permitted Liens (and other than Liens for Taxes, which are addressed exclusively by Section 4.11(c)).

(b)                                 With respect to BGS LLC, the Physical Assets (excluding the assets relating to the BGS Dewpoint Reduction Facility) include all equipment, assets, and pipeline, storage and related facilities that are necessary for BGS LLC to conduct its businesses (excluding the BGS Dewpoint Reduction Facility) in substantially the manner it is being conducted on the date of this Agreement.

(c)                                  The Physical Assets, including the equipment, assets, pipeline, storage and related facilities, owned or used by BGS LLC are, to the Knowledge of Seller, structurally sound with no material Known defects and are in good operating condition subject to ordinary, routine maintenance and repairs.

(d)                                 As of the Closing Date, none of the Physical Assets will be owned, leased or otherwise held by Seller or any Affiliate of Seller (other than the Company and the Subsidiaries).

(e)                                  The Physical Assets include all books and Records, including accounting, financial, operations, engineering, environmental and government reports prepared or maintained in connection with the businesses of the Company and the Subsidiaries.

Section 4.18                                Bank Accounts.  Schedule 4.18 sets forth all bank accounts maintained by the Company and the Subsidiaries and identifies each individual having signatory authority with respect to each such account.

Section 4.19                                Real Property.

(a)                                  Schedule 4.19(a) sets forth the address or other description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property: (i) the Company or one of the Subsidiaries has good and marketable indefeasible fee simple title, free and clear of all Liens, except for the Permitted Liens (and other than Liens for

Taxes, which are addressed exclusively by Section 4.11(c)), including, without limitation, those Liens set forth in Schedule 4.19(a)(i); (ii) except as set forth in Schedule 4.19(a)(ii) and Permitted Liens, neither the Company nor any Subsidiary has leased or otherwise granted to any Person (other than employees, invitees, affiliates, directors and other Persons who have the temporary right to use such Owned Real Property in the ordinary course of business consistent with past practice) the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement and as set forth in Schedule 4.19(a)(iii), there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)                                 To the Knowledge of Seller, Schedule 4.19(b) contains a true and correct list of all of the Leases for Leased Real Property.  Seller has delivered or made available to Buyer or its Affiliates a true and complete copy of each of the Lease documents with respect to the BGS Storage Facility and the Project.  Seller has not received written notice from any Person that the present use of the land, buildings, structures and improvements leased by the Company or any Subsidiary on the Leased Real Property is not in conformity with any applicable Laws, rules, regulations or ordinances, including any applicable zoning laws, ordinances and regulations, except for such non-conformance as would not, individually or in the aggregate, materially interfere with the conduct of the business of the Company as currently conducted and, with respect to PPEC Corp. and PPEC LLC, with the commencement of construction of the Project as contemplated as of the date hereof.  Except as set forth on Schedule 4.19(b), (i) all Leases are valid and binding, in full force and effect and enforceable in accordance with their terms, (ii) the Company and each Subsidiary has performed in all material respects all obligations required to be performed by it to date under each Lease to which it is a party and (iii) no event or condition exists or has occurred which violates, results in a breach of any material provision of or the loss of any material benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results or will result in a right of termination, cancellation or material amendment on the part of any party under, accelerates the performance required on the part of any party by, or results or will result in the creation of any material Lien upon any of the material properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any Lease, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable or failure to perform, or such violation, breach or default, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Except as set forth in Schedule 4.19(c), the Real Property constitutes all real property interests (including subsurface rights, storage rights, mineral rights and rights of way) necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted and, with respect to PPEC Corp. and PPEC LLC, as contemplated to be conducted.

(d)                                 Except as set forth in Schedule 4.19(d), the present use of the land, buildings, structures and improvements owned by the Company or any Subsidiary on the Real Property is in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning laws, ordinances and regulations and with all registered deed or other restrictions of record, except for such non-conformance as would not, individually or in the aggregate, materially interfere with the conduct of the business of the Company as currently conducted and, with respect to PPEC Corp. and PPEC LLC, with the commencement of construction of the Project as contemplated as of the date hereof, and Seller does not have Knowledge of any proposed change therein that would so affect any of the Real Property or its use and neither the Company nor any of the Subsidiaries has received any written notice of violation thereof.  Except as set forth in Schedule 4.19(d), there exists no conflict or dispute with any regulatory authority relating to any Real Property or the activities thereon.

(e)                                  Prior to the date hereof, Seller has delivered to, or made available for review by, Buyer or its Affiliates true and correct copies of all deeds, mortgages, surveys, licenses, title insurance policies, permanent certificates of occupancy, or equivalent documentation with respect to the Owned Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property, and all of the same are identified in Schedule 4.19(a) or (b), as applicable.  None of the documents identified in Schedule 4.19(a) or (b) and delivered to Buyer or its Affiliates have been amended or rescinded.

(f)                                    Except as set forth in Schedule 4.19(f), to Seller’s Knowledge, none of Seller or any of its Affiliates has received any written notification from any Governmental Authority that any work is required to be done by Seller and such Affiliates upon the Real Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Real Property as currently owned and operated.

(g)                                 To Seller’s Knowledge, none of Seller or any of its Affiliates has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Real Property or any part or component thereof that would materially and adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property that have not been cured or repaired.

(h)                                 To the Knowledge of Seller, Schedule 4.19(h) sets forth a true and correct list of all Real Property other than Owned Real Property and Leased Real Property (the “Other Real Property”).  Seller has delivered or made available to Buyer or its Affiliates a true and complete copy of each document by which the Other Real Property or rights therein were purchased by or granted to, as the case may be, the Company or its Subsidiaries (the “Other Real Property Documents”).  Neither the Company nor any Subsidiary has assigned or conveyed to any other Person the interest purchased by or granted to it by any Other Real Property Document.  Except as set forth on Schedule 4.19(h), (i) the Company or one of the Subsidiaries has good and valid title to the Other Real Property, except for the Permitted Liens, and (ii) no Person other than the Company or any Subsidiary has any rights in or to all or any part of the Other Real Property that would materially impede or impair Buyer’s ability to use any of the Other Real Property as currently used by the Company or any Subsidiary.

Section 4.20                                No FERC Proceedings; Compliance With Pipeline Safety Act.  There are no pending or, to the Knowledge of Seller, threatened FERC proceedings, actions or orders (including non-public investigations or enforcement actions) involving the Company, any of the Subsidiaries or their respective assets.  Except as set forth in Schedule 4.20, the Company and each Subsidiary is, and has been, in compliance with all applicable provisions of the Natural Gas Pipeline Safety Act of 1968, as amended, and all rules and regulations promulgated thereunder.

Section 4.21                                Regulatory Matters.  Neither the Company nor any Subsidiary is a “public utility company” or a “holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”).  The Company and each Subsidiary is in compliance with all applicable rules and regulations promulgated by FERC pursuant to the Natural Gas Act of 1938, as amended (the “Natural Gas Act”) and the Natural Gas Policy Act of 1978, as amended (the “NGPA”) and with all orders, certificates, authorizations and permits applicable to the Subsidiaries issued by FERC, including those that pertain to all terms and conditions and rates charged for services, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No consent, approval, authorization or certificate of, or notice to (a) the United States Securities and Exchange Commission under the 1935 Act or (b) FERC under the Natural Gas Act, the NGPA, or the Federal Power Act is required in order for Seller to execute, deliver and perform this Agreement or in advance of the consummation of the transactions contemplated hereby.

Section 4.22                                Transportation and Storage Contracts.  There are no currently effective Contracts pursuant to which BGS LLC or PPEC LLC is legally obligated to transport or store natural gas owned by a third party or is legally obligated to undertake any such transportation or storage, other than those Contracts entered into pursuant to tariffs or agreements approved or authorized by or on file with the FERC in the case of PPEC LLC and the Michigan Public Service Commission in the case of BGS LLC.

Section 4.23                                Effective and Pending Tariffs and Other Filings.  Schedule 4.23 lists (i) all of the currently effective tariffs authorized and approved or on file as of the date of this Agreement applicable to PPEC LLC and BGS LLC and (ii) all of the currently pending rates, certificates, applications, Permits, or other filings made with any Governmental Authority prior to the date of this Agreement by either BGS LLC or PPEC LLC, including the status of each such filing as of the date of this Agreement.

Section 4.24                                Personnel.  Seller and the Company have provided to representatives of Buyer a true and complete list of (i) the names and current salaries of all Continuing Employees, and the family relationships, if any, among such persons and (ii) the wage rates for non-salaried and non-executive salaried Continuing Employees by classification.  To the Knowledge of Seller (without the inquiry of any Person required), as of the date of this Agreement no Continuing Employees have any plans to terminate employment with the Company or any Subsidiary as a result of this Agreement or the transactions contemplated hereunder or otherwise.

Section 4.25                                Books and Records.  The books of account, minute books, stock record books and other records of the Company and each Subsidiary are complete and correct in all material respects and have been maintained in accordance with practices which are generally applicable to Seller and its subsidiaries.

Section 4.26                                Financial Derivatives/Hedging Agreements.  Except as set forth in Schedule 4.26, neither the Company nor any Subsidiary is party to or is otherwise bound by any Financial Derivative/Hedging Agreement.

Section 4.27                                Bluewater PSA.

(a)                                  The Bluewater PSA has not been amended or modified and contains the entire agreement among BGS LLC, Columbus III Production, L.C. and Stephen D. Beauchamp with respect to the subject matter addressed therein including the terms upon which the Installment Payments are required to be made.

(b)                                 With respect to the Bluewater PSA:

(i)                                     Operational Completion of the Project occurred in May of 2004.

(ii)                                  Investment Recoupment has not occurred.

(c)                                  As soon as is reasonably practicable after the Closing Date, Seller shall provide Buyer with a calculation of the Installment Payments and Investment Recoupment as of the Closing Date.

(d)                                 The calculation of the Installment Payments and the Investment Recoupment as of December 31, 2004 are set forth in Schedule 4.27.  All terms used in this Section 4.27 but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Bluewater PSA.

Section 4.28                                No Other Representations or Warranties.

(a)                                  Notwithstanding anything to the contrary herein, it is the explicit intent of each Party, and the Parties hereby agree, that none of Seller or any of its Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Membership Interests, the Company and the Subsidiaries, their assets, or any part thereof, except those representations and warranties contained in this Agreement, and without in any way limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to any financial projections, forecasts, budgets or the adequacy of future capital expenditures relating to the Company or the Subsidiaries or the viability of the Project as a storage business.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTEREST IN THE COMPANY AND ITS ASSETS IS BEING TRANSFERRED THROUGH THE SALE OF THE MEMBERSHIP INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.

Section 4.29                                No Undisclosed Liabilities.  Except (a) as disclosed on the June 30, 2005 balance sheet included in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business (including liabilities and obligations incurred pursuant to and in accordance with Section 6.1) and consistent with past practice since the Balance Sheet Date and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary has any liability or obligation (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet or disclosed in the notes thereto.

Section 4.30                                Base Gas.  As of July 31, 2005, BGS LLC purchased and received 4,850,250 MMBtu of base gas.  BGS LLC paid $6.456 per MMBtu for the 2,400,000 MMBtu of base gas purchased and received during the month of July 2005.  On or before the Closing Date, BGS LLC shall not have sold, disposed of or otherwise utilized any of such 4,850,250 MMBtu of base gas except to the extent replaced by BGS LLC or accrued as a current liability on the financial statements of BGS LLC as of the Closing Date and reflected in Net Working Capital.

Section 4.31                                Bluewater Oil Reserves.

(a)                                  The factual, non-interpretive data provided by the Company or its Subsidiaries to NSAI in connection with NSAI’s determination of the NSAI Reserve Value will be accurate in all material respects.

(b)                                 All material proceeds due from the sale of Oil produced from the Bluewater Oil Reserves are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

(c)                                  Neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments with respect to the Bluewater Oil Reserves that entitle purchasers of production from such reserves to receive deliveries of Oil without paying therefor, and, on a net basis, with respect to the Bluewater Oil

Reserves, the Company is neither underproduced nor overproduced, in either case, to any material extent, under balancing or similar arrangements.

(d)                                 No claim, notice or order from any Governmental Authority or other Person has been received by the Company or any of its Subsidiaries with respect to the Bluewater Oil Reserves due to Oil production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of the Company or any of its Subsidiaries with respect to the Bluewater Oil Reserves, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1                                      Organization of Buyer; Authority.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required, except where the failure to be so duly qualified or licensed would not, in the aggregate, have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby.

Section 5.2                                      Authorization; Enforceability.  Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no additional authorization on the part of Buyer is necessary in connection with the execution, delivery and performance by Buyer of this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3                                      No Conflict.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained, do not and shall not:

(a)                                  violate any Organizational Document of Buyer;

(b)                                 violate any Law applicable to Buyer; or

(c)                                  violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which it or its assets or properties may be bound;

except in the case of clause (b) or (c) above, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby.

Section 5.4                                      Litigation.  There is no Litigation pending or, to the Knowledge of Buyer, threatened by any Person against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby and there is no order or unsatisfied judgment from any Governmental Authority binding upon or affecting Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby.

Section 5.5                                      Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or otherwise Known to, Buyer or any of its Affiliates, other than the fees and expenses of Simmons & Company, which shall be paid by Buyer.

Section 5.6                                      Financial Ability.  Buyer will have cash on hand or existing and available lines of credit at the Closing to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.  There is no default existing, or which with notice or the passage of time may exist, under the credit or other agreements with respect to such lines of credit, and Buyer has no reason to believe that any of the conditions precedent to the draw-down of such lines of credit will not be satisfied in connection with the consummation of the transactions contemplated hereby.

Section 5.7                                      Investment Representation.  Buyer is purchasing the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Membership Interests in violation of any federal or state securities Laws.  Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.

Section 5.8                                      Accredited Investor.  Buyer represents and warrants that it (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

Section 5.9                                      Independent Investigation.  Buyer acknowledges and affirms that it and its Affiliates have completed their own independent investigation, analysis and evaluation of the Company and the Subsidiaries, that they have made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the Company and the Subsidiaries as they have deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the representations, warranties, covenants and agreements of Seller set forth in this Agreement and on Buyer’s and its Affiliates’ own independent investigation, analysis and evaluation of the Company and the Subsidiaries.  Buyer hereby acknowledges that all of the documents set forth on the Disclosure Schedule have been delivered or otherwise made available to Buyer or its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1                                      Conduct of Business.  From the date of this Agreement through the Closing, except as set forth in Schedule 6.1, as contemplated by this Agreement or as consented to by Buyer in writing, (a) Seller shall cause the Company and each Subsidiary to, (x) in the case of the Company, BGS Corp. and BGS LLC, operate its business in the ordinary course consistent with past practice and in the case of PPEC Corp. and PPEC LLC, operate in the ordinary course and (y) use commercially reasonable efforts to preserve intact its business and its relationship with customers, suppliers and others having business relationships with the Company or any Subsidiary and (b) without limiting the foregoing, Seller shall cause the Company and each Subsidiary not to:

(i)                                     amend any of its Organizational Documents;

(ii)                                  liquidate, dissolve, recapitalize (excluding the conversion of indebtedness to equity (it being understood that no such conversion shall increase the Purchase Price)) or otherwise wind up its business;

(iii)                               except as required by Law, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing and accrued as a current liability in the Net Working Capital), (B) make any change in its senior management structure, (C) adopt, enter into or amend any Benefit Plan or collective bargaining agreement or other union labor contract or arrangement;

(iv)                              adjust, split, combine or reclassify any capital stock or other equity interest or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interest of any class or of any other such securities or agreements of the Company or any Subsidiary;

(v)                                 (solely with respect to the Company and any Subsidiary that is not wholly owned) declare, set aside or pay any non-cash dividend or other distribution with respect to its capital stock or other equity interests; or redeem, purchase or otherwise acquire, in each case, other than for cash, directly or indirectly any shares of any class or series of its capital stock or other equity interests, or any instrument or security which consists of or includes a right to acquire such shares or other equity interests;

(vi)                              change its accounting methods, policies or practices, except as required by GAAP;

(vii)                           sell, assign, transfer, lease or otherwise dispose of any material non-current assets;

(viii)                        (A) incur, create, or assume any long-term or short-term Indebtedness for Borrowed Money, (B) modify the terms of any indebtedness to increase the Company’s obligations with respect thereto, (C) assume, guarantee, endorse or indemnify the obligations of any other Person, or (D) make any loans, advances or capital contributions to, or investments in, any other Person (other than by the Company to any Subsidiary, or by any Subsidiary to the Company);

(ix)                                make any single capital expenditure in excess of $100,000, or any series of capital expenditures that in the aggregate exceed $1,000,000, in either case, that is or are outside the capital budget previously made available to Buyer;

(x)                                   acquire, merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than in the Company or any Subsidiary or extensions of credit to customers in the ordinary course of business consistent with past practice);

(xi)                                compromise, settle, grant any waiver or release any material claims relating to any Litigation, other than settlements or compromises of Litigation where the amount paid or to be paid does not exceed $200,000 individually or $500,000 in the aggregate; provided, however, that no such compromise or settlement shall impose any ongoing material obligation or material restriction on the Company or any of its Subsidiaries;

(xii)                             mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, other than Permitted Liens, in the case of BGS Corp. and BGS LLC, in the ordinary course consistent with past practice, and in the case of PPEC Corp. and PPEC LLC, in the ordinary course consistent with industry practice, any material asset;

(xiii)                          make, change or revoke any Tax election of the Company or any of its Subsidiaries if such election could reasonably be expected to adversely affect any of the Company or its Subsidiaries for any Post-Closing Period or any Post-Closing Portion of a Straddle Period, amend any Company Tax Return if such amendment could reasonably be expected to adversely affect any of the Company or its Subsidiaries for any Post-Closing Period or any Post-Closing Portion of a Straddle Period, settle or compromise any material Company Tax liability, consent to any extension or waiver of the statute of limitations period applicable to any Company Tax or Company Tax Return, or enter into any closing or similar agreement with respect to any Company Tax;

(xiv)                         change any existing practices regarding accounts receivable or accounts payable;

(xv)                            change any material Tax accounting principle, method or practice with respect to Company Taxes, except as required by law or by GAAP;

(xvi)                         enter into any agreement or commitment that materially restrains, limits or impedes the Company’s or any Subsidiary’s ability to compete with or conduct any line of business, including geographic limitations on the Company’s or any Subsidiary’s activities;

(xvii)                      enter into or engage in any transaction with Seller or any of its Affiliates (other than the Company or any of the Subsidiaries), except for (A) performance under storage agreements in existence as of the date of execution of this Agreement and listed in Schedule 4.7(a)(vi) or entered into in the ordinary course of business on an arm’s-length basis after the date hereof and (B) hub services transactions entered into in the ordinary course of business on an arm’s-length basis;

(xviii)                   (A) enter into any Contract that would constitute a Material Contract, other than an interconnect agreement, storage agreement or hub services agreement entered into in the ordinary course of business consistent with past practice, (B) materially modify, amend a material term of or terminate any Material Contract, or waive or assign any of its material rights or claims under any Material Contract, or (C) modify or amend any Contract in a manner that would increase the exposure under any Company Guarantee, except as permitted under Section 6.6; or

(xix)                           agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the foregoing, (1) Seller may permit the Company and the Subsidiaries to take commercially reasonable actions with respect to emergency situations and to comply with any applicable Law so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such emergency actions taken outside the ordinary course of business consistent with past practices and (2) if the Closing does not occur on or before October 15, 2005, Seller may cause PPEC LLC to enter into a project financing with ABN Amro Bank NV or one or more other lenders (which may include an Affiliate of the Company, and may include equity financing provided by an Affiliate of the Company) on terms and conditions reasonably satisfactory to Seller and Seller may take all such actions reasonably necessary in connection with such financing, including the pledge of the equity interests of PPEC Corp. and/or PPEC LLC; provided that (A) such financing does not contain any covenant, restriction or event of default that relates to the Company, BGS Corp. or BGS LLC, (B) the execution of this Agreement or consummation of the transactions contemplated by this Agreement would not violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or any repricing under, such financing and (C) such financing is prepayable at par, without any premium (including any make-whole premium) or prepayment penalty (or the equivalent for a sale leaseback transaction), in the event that Buyer prepays such financing within six (6) months following the Closing Date, unless neither the Company nor any Subsidiary is liable with respect to such premium or prepayment penalty (or the equivalent for a sale leaseback transaction) and the lender’s sole recourse with respect to such premium or prepayment penalty (or the equivalent for a sale leaseback transaction) is against Seller.

Section 6.2                                      Access.  From the date hereof through the Closing, upon the prior written request of Buyer, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Company and the Subsidiaries, to the properties, books, contracts, records and appropriate officers and employees of the Company and the Subsidiaries and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Company and the Subsidiaries as Buyer and such Representatives may reasonably request; provided that neither Buyer nor its Representatives shall be permitted to collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils) without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion.  Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations.  Notwithstanding the foregoing and subject to, and except as provided by, Section 6.12, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) bids received from third parties in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (b) any information the disclosure of which would jeopardize any privilege available to Seller, the Company, any Subsidiary or any Seller Affiliate relating to such information or would cause Seller, the Company, any Subsidiary or any Seller Affiliate to breach a confidentiality obligation or (c) any information the disclosure of which would result in a violation of Law.  To the extent reasonably practicable, Seller and Buyer shall make appropriate substitute disclosure arrangements under circumstances in which the restriction of the preceding sentence apply.  Buyer and Seller shall cooperate to ensure that the provision of access hereunder to Buyer and its authorized Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 358, et al.

Section 6.3                                      Third-Party Approvals.  Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and maintain such consents in full force and effect once obtained.

Section 6.4                                      Regulatory Filings.  From the date of this Agreement until the Closing:

(a)                                  each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) within five (5) Business Days after the date hereof, make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.  If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to observe, such meeting.

(b)                                 Seller shall, and shall cause its Affiliates to, diligently and in good faith continue to prepare for filing with FERC an application by BGS LLC for a certificate of public convenience and necessity under Section 7 of the Natural Gas Act to provide natural gas transportation and storage services in interstate commerce; provided, however, that neither Seller nor its Affiliates shall be obliged to make such certificate application filing prior to Closing.

Section 6.5                                      Employee and Benefit Matters.

(a)                                  On or prior to the Closing Date, Seller shall take all actions necessary, if any, to cause the Company to cease to be an adopting or participating employer under all Company Plans.  Except as expressly provided in the remaining paragraphs of this Section 6.5, Buyer shall not, and from and after the Closing Date the Company shall not, have any responsibility or liability with respect to Company Plans and no Continuing Employee will participate in any Company Plans after the Closing Date.

(b)                                 For a period of at least one (1) year beginning on the Closing Date and subject to the remaining paragraphs of this Section 6.5 and an individual’s continued employment with the Company, Buyer or any of their respective Affiliates, which, for purposes of this Section 6.5, shall include Plains All American Pipeline, L.P. and its subsidiaries, Buyer or one of its respective Affiliates shall provide the Continuing Employee with salaries, incentives opportunities and benefit plans, programs and arrangements no less favorable in the aggregate than those provided to similarly situated employees of Buyer. No provision of this Agreement (other than Section 6.5(h) below) shall be construed to limit the authority of Buyer and its Affiliates to discontinue, suspend or modify any particular benefit or compensation program provided to Continuing Employees at any time after the Closing Date, or to terminate employment of any Continuing Employee at any time after the Closing Date.

(c)                                  Buyer or one of its respective Affiliates shall waive any waiting periods and limitations regarding pre-existing conditions under any welfare or other employee benefit plan under which Continuing Employees may participate following the Closing except to the extent such waiting periods and limitations were applicable to such employees under a comparable plan prior to the Closing Date.  Any amounts paid under any Company Plan by a Continuing Employee for deductibles and copayments during the plan year in which the Closing Date occurs shall be credited toward deductibles and out-of-pocket limits under any medical plan of Buyer or any of its Affiliates under which Continuing Employees may participate following the Closing.

(d)                                 Seller shall permit each Continuing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Seller Savings Plan to a Buyer Savings Plan.  Buyer shall cause the Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, any promissory notes from the Seller Savings Plan.  The foregoing obligations of each party are contingent upon each party providing reasonable satisfaction to the other consistent with the regulations under Section 401(a)(31) of the Code that its respective savings plan meets the requirements for qualification under Section 401(a) of the Code at the time of the proposed rollover.

(e)                                  Buyer or its Affiliate shall recognize service of Continuing Employees with the Company, for purposes of eligibility, vesting credit and entitlement to benefits, but not for purposes of benefit accrual, under any employee benefit plans in which such employees may be eligible to participate after the Closing Date; provided that the foregoing shall not apply to the extent it would result in duplication of benefits with respect to the same period of service.

(f)                                    Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (collectively, “Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller and the Company Plan.  For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.  Claims of individuals receiving (i) short-term or long-term disability benefits under a Company Plan as of the Closing Date or (ii) short-term disability benefits and who become eligible to receive a long-term disability benefit upon expiration of such short-term disability leave following the Closing Date shall be the sole responsibility of Seller and the Company Plan.

(g)                                 Seller shall continue to be responsible for any continuation healthcare coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA (“COBRA”) (including the provision of any COBRA notices) with respect to any Continuing Employee who has a qualifying event occurring prior to the Closing Date.

(h)                                 For a period of sixty (60) days after the Closing Date, Buyer shall not effect any termination or layoff that results in an “employment loss” (as that term is defined in the WARN Act) during any thirty (30) day period of more than thirty-three percent (33%) of the Continuing Employees working full-time.  For purposes of this Section 6.5(h), the number of employees shall be based on the number of Continuing Employees at the Closing Date.

(i)                                     Nothing contained herein: (i) shall confer upon any former, current or future employee of the Company or any legal representative or beneficiary thereof, including any labor union or collective bargaining representative, any rights or remedies, including any right to employment or continued employment of any nature, for any specified period; or (ii) shall cause the employment status of any former, present or future employee of Buyer to be other than terminable at will.

Section 6.6                                      Company Guarantees.

(a)                                  Seller shall be permitted to update and amend Schedule 6.6(a) between the date of this Agreement and the Closing (i) to reflect any increase in the amount of exposure under any guarantee set forth on Schedule 6.6(a) on the date of this Agreement (which may include an increase in the guaranteed amounts) by an aggregate amount for all such Company Guarantees not to exceed a Dollar amount equivalent to 1

Bcf of natural gas, based upon the applicable forward NYMEX price curve, to the extent such increased exposure results from any Contract or Contracts for gas storage entered into or amended by the Company or any Subsidiary in the ordinary course of business after the date of this Agreement; provided that any such Contract expires on or before March 31, 2006, and (ii) to include any  guarantee provided by Seller after the date of this Agreement in accordance with Section 6.6(b).  Any guarantee entered into in accordance with  Section 6.6(b) and included in an amendment to Schedule 6.6(a) pursuant to clause (ii) of the immediately preceding sentence on or prior to the Closing, shall be deemed a Company Guarantee for all purposes of this Agreement.

(b)                                 During the forty-five (45) day period following the date of this Agreement, Seller shall be permitted to update and amend Schedule 6.6(a) to include new guarantees (but not letters of credit) entered into by Seller or any of its Affiliates in connection with construction contracts, obligations to vendors or purchase orders entered into by the Company or any Subsidiary in connection with the Project and consistent with the development budget set forth and described on Schedule 6.1, with Buyer’s written consent, such consent not to be unreasonably withheld, and after such forty-five (45) day period, Seller shall be permitted to update and amend Schedule 6.6(a) to include any new guarantees (but not letters of credit) entered into by Seller or any of its Affiliates without Buyer’s consent in connection with construction contracts, obligations to vendors or purchase orders entered into by the Company or any Subsidiary in connection with the Project and consistent with the development budget set forth and described on Schedule 6.1; provided that, in respect of such guarantees entered into after forty-five (45) days from the date of this Agreement, Seller shall use commercially reasonable efforts to (i) limit the amount of exposure under any such guarantee to the maximum progress payment under the underlying contract, obligation or purchase order and (ii) limit the guarantee in favor of the counterparty to the underlying contract, obligation or purchase order to a guarantee from the Company and/or the Subsidiaries only and not from Seller or any of its Affiliates.

(c)                                  For the avoidance of doubt, no guarantee, letter of credit, bond, surety or other credit support or assurance provided by Seller or any of its Affiliates in support of obligations of the Company or any Subsidiary which is not set forth on Schedule 6.6(a) as of the date of this Agreement or as such schedule may be amended in accordance with Section 6.6(a), whether such guarantee, letter of credit, bond, surety or other credit support or assurance was entered into or effective before or after the date of this Agreement, shall constitute a Company Guarantee.

(d)                                 From and after the Closing Buyer shall not, and shall cause the Company and the Subsidiaries not to, amend, restate, extend, renew or otherwise change any Contract containing obligations covered under any Company Guarantee surviving the Closing if such amendment, restatement, extension, renewal or other change could result in an increase of the amount of the obligations existing under such Contract at the Closing.

(e)                                  In the event Seller receives notice of a claim under any Company Guarantee surviving the Closing, Buyer shall, and shall cause the Company, the

Subsidiaries and any of its Affiliates to afford to Seller and its Representatives reasonable access to the properties, books, records, employees and auditors of or relating to the Company and the Subsidiaries to the extent necessary to permit Seller to determine any matter relating to its rights and obligations under such guarantee.

(f)                                    The Parties acknowledge and agree that at any time on or after the Closing Date, any of Seller and its Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guarantees.

Section 6.7                                      Intercompany Accounts.  Prior to the Closing, Seller shall have caused all intercompany accounts between the Company or any Subsidiary, on the one hand, and Seller and its Affiliates (except the Company and the Subsidiaries) on the other hand, to have been converted to equity or be eliminated without the transfer of cash or other assets from the Company or any Subsidiary and without the Company or any Subsidiary incurring or retaining any liability with respect thereto.

Section 6.8                                      Notice of Failure of Closing Conditions.  Prior to the Closing, each of Buyer and Seller shall give the other party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing.

Section 6.9                                      Seller Marks.  Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Sempra,” “Sempra Energy,” “Sempra Energy Trading,” “Sempra Commodities,” the Sempra Energy logo which depicts a red person carrying a blue flame or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”).  Within sixty (60) days after the Closing, Buyer shall (a) cause the Company and each Subsidiary to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing, (b) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by the Company or any Subsidiary and (c) use commercially reasonable efforts to cause any third parties using or licensing Seller Marks on behalf of or with the consent of the Company or any Subsidiary, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties.  The Parties agree, because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

Section 6.10                                Books and Records.  From and after the Closing:

(a)                                  Within fifteen (15) days after the Closing Date, Seller shall deliver to Buyer all Records in the possession of Seller; provided, however, that notwithstanding the foregoing, Seller shall deliver to Buyer at the Closing the Records described on Schedule 6.10(a).

(b)                                 Seller and its Affiliates may retain a copy of any or all of the data room materials and other books and records (other than Tax Records, which are addressed in Article VII) relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date.

(c)                                  Buyer shall preserve and keep a copy of all data room materials and all books and records relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date in Buyer’s possession for a period of at least seven (7) years after the Closing Date.  During such seven (7) year period, Seller shall have the right with at least thirty (30) days’ prior written notice to such effect, at its cost and expense, to copy for its records all or any part of such data room materials and books and records as Seller may select.  Buyer shall provide to Seller reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Company and the Subsidiaries to (i) such data room materials and books and records as remain in Buyer’s possession in connection with matters relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date and any disputes relating to this Agreement and (ii) the properties and employees of the Company and the Subsidiaries in connection with matters relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date.  Seller shall provide to Buyer reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of Seller to the employees of Seller in connection with matters relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date.

Section 6.11                                Transitional Support.  For a period of up to six (6) months from the Closing Date, Seller agrees to provide Buyer with transitional support in accordance with the terms of the Transition Services Agreement in order to effectuate a smooth transition from Seller to Buyer of the informational technology systems of the Company and the Subsidiaries.

Section 6.12                                Confidentiality.

(a)                                  All information furnished to Buyer pursuant to Section 6.2 shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.  Notwithstanding the foregoing or any provision of the Confidentiality Agreement, Seller acknowledges and agrees that from and after the Closing, all information relating to the Company or any Subsidiary or any of their respective businesses or assets shall be deemed to be confidential information of Buyer and shall not be subject to the terms of the Confidentiality Agreement.

(b)                                 From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective Representatives to, keep confidential and not disclose all information relating to the Company or any Subsidiary or any of their respective businesses or assets (the “Restricted Information”) (whether in the possession of Seller, such Affiliate or such Representative at the time of the Closing or subsequently obtained by Seller, such Affiliate of Seller or any such Representative from Buyer pursuant to this

Agreement or the Transition Services Agreement or otherwise), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transition Services Agreement.  The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller, any of its Affiliates or any of their Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their Affiliates on a confidential basis.  Notwithstanding the foregoing, Seller may make disclosures required by Law and in connection with disputes hereunder or disputes that are covered under Section 9.2(a); provided that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.12.  In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.12, Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is advised by an opinion of Seller’s counsel is legally required, and, to the extent practicable, Seller shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

(c)                                  As soon as reasonably practicable following the Closing, to the extent assignable, Seller shall assign to Buyer all confidentiality agreements entered into by or on behalf of Seller or any of its Affiliates in connection with any prospective sale of or investment in all or any part of the assets or equity of the Company or any of the Subsidiaries or related to any third party bid to purchase or invest in all or any part of the assets or equity of the Company or any of the Subsidiaries.

(d)                                 With respect to any confidentiality agreement that is not assignable and is not assigned to Buyer pursuant to Section 6.12(c), at Buyer’s cost and expense (which, at Seller’s option, will be prepaid periodically based on Seller’s reasonable estimates), Seller shall use commercially reasonable efforts to enforce the provisions of such confidentiality agreement on behalf of Buyer, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, Losses.  Any such Losses recovered shall be paid to Buyer, net of all out-of-pocket expenses incurred by Seller that have not been prepaid by Buyer.  In the event that Seller becomes aware of any material breach of any such confidentiality agreement, Seller shall promptly notify Buyer of such breach (and the details thereof) and the immediately preceding sentence shall apply with respect thereto.

Section 6.13                                Further Assurances; Duty to Cooperate.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.  Seller and Buyer agree to, and to cause their Affiliates (in the case of Seller excluding its Regulated Affiliates) and their respective Representatives to, reasonably cooperate with each other after the Closing Date in connection with the transactions contemplated by this Agreement.

Section 6.14                                Non-Solicitation of Employees.  From and after the Closing Date, neither Seller nor any of its Affiliates, excluding its Regulated Affiliates, shall, without the prior written approval of Buyer, for a period of three (3) years from the Closing Date, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or any Subsidiary as of the Closing Date to terminate his or her employment with the Company, such Subsidiary or any successor thereto, as applicable; provided that the foregoing shall not be deemed to restrict general advertising or other general solicitations not targeted to the employees of the Company or any Subsidiary, nor shall Seller or any of its Affiliates, excluding its Regulated Affiliates, hire any such employee unless such employee has been terminated by the Company or any Subsidiary or has not been employed by the Company, any Subsidiary or any successor thereto for at least six (6) months.

Section 6.15                                Acquisition Agreements; Consent Order.  Seller has made available to Buyer true and complete copies of the Acquisition Agreements, including the Bluewater PSA.  Buyer hereby acknowledges receipt of the Acquisition Agreements, including the Bluewater PSA, and has read and understands all of the terms and conditions and all of the rights and obligations of the parties thereto.  From and after the Closing, Buyer shall cause BGS LLC to perform all of its obligations under the Acquisition Agreements, including the Bluewater PSA, arising from and after the Closing (other than any indemnification obligation to the extent such indemnification obligation relates to any circumstance, event, condition, act or omission that occurred or existed prior to the Closing) and, from and after the Closing, Buyer agrees to hold Seller and its Affiliates (excluding the Company and the Subsidiaries) harmless from any Losses under the Acquisition Agreements arising out of or relating to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.  The parties agree that Buyer’s performance of its obligations under this Section 6.15 is without prejudice of its rights, if any, in the event of any inaccuracy or breach (or deemed inaccuracy or breach) of Section 4.27.  Buyer has received and has had the opportunity to review the State of Michigan, Department of Environmental Quality May 16, 2005 Stipulation for Entry of Final Order by Consent, AQD 5-2002 SRN: N7303.  Buyer understands and agrees that BGS LLC is subject to the terms thereof.

Section 6.16                                Certain Restrictions.  From the date of this Agreement until the Closing, Buyer agrees that except as may be agreed in writing by Seller or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or Affiliates to, make any acquisition of, develop or construct any, natural gas storage facility or, with respect to the transactions contemplated by this Agreement, take any action with any Governmental Authority in respect of the transactions contemplated hereby, or agree, in writing or otherwise, to do any of the foregoing, which could reasonably be expected to materially delay the consummation of the transactions contemplated hereby, result in the failure to satisfy any condition to consummation of the transactions contemplated hereby or affect either BGS LLC’s or PPEC LLC’s eligibility to charge market-based rates for the storage and hub services.

Section 6.17                                Title Commitments.  Prior to the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer to obtain the Title Commitments, including cooperating with the title company selected by Buyer to issue the Title Commitments and any title policy pursuant to such Title Commitments.  The cost of the Title Commitments, of any title policy or policies of title insurance obtained pursuant to the Title Commitments and of any endorsements thereto shall all be at the sole cost and expense of Buyer.

Section 6.18                                Conversion Transactions.

(a)                                  No later than the day prior to the Closing Date, Seller shall cause each of the Company, BGS Corp. and PPEC Corp. to be converted from a Delaware corporation to a Delaware limited liability company in accordance with Section 266 of the Delaware General Corporation Law, including, in respect of the Company, causing the exchange of the Shares for the Membership Interests (collectively, the “Conversion Transactions”).  Each limited liability company resulting from the Conversion Transactions shall have an operating agreement substantially in the form of Exhibit C.

(b)                                 Seller shall not take (or cause to be taken) any action or fail to take (or fail to cause to be taken) any action that could result in PPEC LLC or, after the Conversion Transactions, any of the Company, BGS Corp. or PPEC Corp. not being treated for U.S. federal income tax purposes as disregarded as an entity separate from its sole owner.

Section 6.19                                Tax Filings.  From the date of this Agreement until Closing, Seller shall cause each of the Company and its Subsidiaries to: (i) timely file or cause to be filed (taking into account extensions) all Company Tax Returns required to be filed on or prior to the Closing Date (“Post-Signing Tax Returns”), and all such Post-Signing Tax Returns shall be prepared in a manner consistent with past practice in all material respects except as otherwise required by law or as a result of the transactions contemplated by Sections 6.19 and 6.20, (ii) timely pay or cause to be paid all Company Taxes required to be paid (taking into account any extensions) on or prior to the Closing Date and (iii) promptly notify Buyer of any Tax Proceeding arising during such period (or any significant developments with respect to any ongoing Tax Proceeding) with respect to any Company Tax or Company Tax Return.

Section 6.20                                BGS LLC Contribution.

(a)                                  Prior to the BGS LLC Contribution, BGS Corp. shall (i) form a new Delaware corporation (“Newco”), which shall be wholly-owned by BGS Corp. and (ii) contribute $10,000 to Newco.

(b)                                 After the Conversion Transactions and no later than the day prior to the Closing, Newco shall contribute $10,000 to BGS LLC in exchange for a membership interest in BGS LLC (the “BGS LLC Contribution”).

(c)                                  The Parties agree and intend that (i) after the BGS LLC Contribution, BGS LLC shall be treated as a partnership for income Tax purposes and (ii) the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated as resulting in a termination of such partnership pursuant to section 708 of the Code (the “Termination”).  The Parties agree that Seller shall be designated the “tax matters partner” of such partnership in accordance with section 6231(a)(7) of the Code and Treasury Regulations section 301.6231(a)(7)-1 for all Pre-Closing Periods.

(d)                                 Seller agrees to prepare and file (or cause to be prepared and filed) an IRS Form 1065 short-year partnership Tax Return for the taxable period of BGS LLC ending with the Termination.

(e)                                  Buyer agrees to prepare and file (or cause to be prepared and filed) an IRS Form 1065 short-year partnership Tax Return for the taxable period of BGS LLC that begins immediately after the Termination.

ARTICLE VII

TAX MATTERS

Section 7.1                                      Purchase Price Allocation.

(a)                                  Buyer and Seller shall allocate the sum of the Purchase Price and the liabilities of the Company and its Subsidiaries among the assets of the Company and its Subsidiaries in the manner required by section 1060 of the Code and the Treasury Regulations thereunder.  Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed IRS Form 8594 (and any required exhibits thereto) allocating all such amounts as provided herein, and a statement specifying a methodology for the allocation of any adjustments to the Purchase Price under this Agreement (together, the “Asset Acquisition Statement”).  Such Asset Acquisition Statement shall become final for purposes of this Section 7.1 unless Seller objects in writing to the Asset Acquisition Statement within thirty (30) days after Seller’s receipt thereof.  If Seller so objects, Buyer and Seller shall in good faith attempt to resolve the dispute within sixty (60) days of written notice to Buyer of Seller’s objection.  Any unresolved disputes shall be promptly submitted for determination to the Independent Accountant.  Buyer and Seller will each pay one-half of the fees and expenses of the Independent Accountant.  Buyer and Seller shall cooperate with each other and the Independent Accountant in connection with the matters contemplated by this Section 7.1, including, by furnishing such information and access to books, records, personnel and properties as may be reasonably requested.  In the event Buyer causes an election under section 754 of the Code to be filed on behalf of BGS LLC, Buyer shall provide notice of its purchase of the membership interests in BGS LLC in accordance with Treasury Regulations sections 1.743-1(k)(2) and (3) and shall otherwise comply with the requirements of sections 743 and 755 of the Code and the Treasury Regulations promulgated thereunder.  In connection therewith, as well as for purposes of compliance with the provisions of sections 741 and 751 of the Code pertaining to the sale of interests in BGS LLC, within seventy-five (75) days of the Closing Date, Buyer shall prepare and deliver to Seller, for its review and comment, a draft allocation of the consideration payable hereunder among the assets of BGS LLC, as contemplated by the immediately preceding sentence, which allocation shall become part of the Asset Acquisition Statement for purposes of the procedures set forth in this Section 7.1.

(b)                                 To the extent applicable, Buyer shall promptly prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement so as to report any matters on the Asset Acquisition Statement that need updating (including Purchase Price adjustments, if any) consistent with the agreed upon allocation and the methodology for allocation of any adjustments to the Purchase Price specified in the Asset Acquisition Statement.  Seller may object in writing to such revised Asset Acquisition Statement within thirty (30) days of Seller’s receipt thereof, which objection shall be resolved in accordance with the procedures described in Section 7.1(a) above.

(c)                                  Each of Buyer and Seller agrees to (i) prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto), in a manner consistent with the Asset Acquisition Statement as finalized and revised in accordance with Sections 7.1(a) and 7.1(b) and (ii) act in accordance with the Asset Acquisition Statement for all Tax purposes, in either case, except as otherwise required by law.  In the event that any of the allocations determined pursuant to such statement are disputed by any Tax Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party hereto concerning the resolution of such dispute.

Section 7.2                                      Transfer Taxes.

(a)                                  All transfer, sales, use, stamp, registration and other similar Taxes resulting from the transactions contemplated by this Agreement (including the Conversion Transactions and the BGS LLC Contribution (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(b)                                 Except as provided in Section 7.2(c), Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed in respect of Transfer Taxes, and shall pay (or cause to be paid) to the applicable Taxing Authorities the Transfer Taxes shown to be due and payable on the face of such Tax Returns.  Buyer agrees to cooperate in the preparation and filing of such Tax Returns, and agrees to promptly pay to Seller its share of such Taxes.

(c)                                  In the case of any Tax Returns required to be filed by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) with respect to Transfer Taxes, Buyer shall prepare and file (or cause to be prepared and filed) such Tax Returns and shall pay (or cause to be paid) to the applicable Taxing Authorities the Transfer Taxes shown to be due and payable on the face of such Tax Returns.  Seller agrees to cooperate in the preparation and filing of such Tax Returns, and agrees to promptly pay to Buyer its share of such Taxes.

Section 7.3                                      Preparation and Filing of Tax Returns and Payment of Taxes.

(a)                                  To the extent not filed prior to the Closing Date, Seller shall prepare (or cause to be prepared) all Company Tax Returns for any taxable period ending on or before the Closing Date (each such period, a “Pre-Closing Period” and each such Company Tax Return to be filed after the Closing Date, a “Pre-Closing Period Tax Return”).  All such Pre-Closing Period Tax Returns shall be prepared in a manner that is consistent in all material respects with the prior practice of the Company and its Subsidiaries, except as required by applicable law or as a result of the transactions contemplated by Sections 6.19 and 6.20.

(b)                                 Seller shall prepare (or cause to be prepared) all Company Tax Returns for any taxable period that begins on or prior to and ends after the Closing Date (each such period, a “Straddle Period” and each such Tax Return, a “Straddle Period Tax Return”).  All such Straddle Period Tax Returns shall be prepared in a manner that is consistent in all material respects with the prior practice of the Company and its Subsidiaries, except as required by applicable law or as a result of the transactions contemplated by Sections 6.19 and 6.20.

(c)                                  With respect to each Pre-Closing Period Tax Return that relates to income Taxes (a “Pre-Closing Period Income Tax Return”), Seller shall file (or cause to be filed) such Pre-Closing Period Income Tax Return, and shall pay (or cause to be paid) to the applicable Tax Authority an amount equal to the Taxes shown to be due and payable on the face of such Pre-Closing Period Income Tax Return.  Seller shall provide Buyer with copies of such Pre-Closing Period Income Tax Returns within ten (10) days following the filing thereof.  Notwithstanding anything to the contrary contained in this Agreement, with respect to any Pre-Closing Period Income Tax Return, if, under applicable law, an officer or other employee of any of the Company or its Subsidiaries is required to sign such Pre-Closing Period Income Tax Return, then this Section 7.3(c) shall not apply, and the provisions of Section 7.3(d) shall apply (substituting “Pre-Closing Period Income Tax Return” each place “Pre-Closing Period Non-Income Tax Returns” appears) to the preparation and filing of such Pre-Closing Period Income Tax Return.

(d)                                 With respect to each Pre-Closing Period Tax Return that relates to Taxes other than income Taxes (a “Pre-Closing Period Non-Income Tax Return”), no later than 30 days prior to the due date (taking into account any valid extensions thereof) for the filing (“Due Date”) of such Pre-Closing Period Non-Income Tax Return, Seller shall submit, or cause to be submitted, to Buyer, for its review, a draft of such Pre-Closing Period Non-Income Tax Return.  Within ten (10) days following Buyer’s receipt of the draft of such Pre-Closing Period Non-Income Tax Return, Buyer shall have the right to reasonably object to such Pre-Closing Period Non-Income Tax Return (by written notice to the Seller).  If Buyer does not object by written notice to Seller within such time period, such Pre-Closing Period Non-Income Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.3(d).  If Buyer objects to such Pre-Closing Period Non-Income Tax Return, it shall notify Seller of such disputed item (or items) (in such written notice) and the basis for its objection and Buyer and Seller shall act in good faith to resolve any such dispute as promptly as practicable.  If Buyer and Seller cannot reach agreement regarding such dispute, the dispute shall be presented to the Independent Accountant, whose determination shall be binding upon both Buyer and Seller, provided, however, that Buyer and Seller shall require the Independent Accountant to make a determination within ten (10) days but in no event later than five (5) days prior to the Due Date for the filing of such Pre-Closing Period Non-Income Tax Return.  With respect to each Pre-Closing Period Non-Income Tax Return, no later than three (3) days prior to the Due Date of such Pre-Closing Period Non-Income Tax Return, Seller shall pay to Buyer, in immediately available funds, an amount equal to the total liability for Taxes shown to be due and payable on the face of such Pre-Closing Period Non-Income Tax Return (as finally determined pursuant to this Section 7.3).  Subject to the immediately preceding sentence, Buyer shall cause the Company or applicable Subsidiary (as the case may be) to timely and duly file such Pre-Closing Period Non-Income Tax Return and to timely pay to the applicable Tax Authority an amount equal to the total liability for Taxes shown to be due and payable on the face of such Pre-Closing Period Non-Income Tax Return, and shall provide Seller with evidence, reasonably satisfactory to Seller, of such filing and payment as promptly as practicable.  Nothing contained in this Section 7.3(d) shall be interpreted as limiting the Buyer Indemnified Parties’ rights to indemnification from Seller pursuant to Section 7.8; provided, however, that notwithstanding anything else in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties to the extent of any Losses attributable to Buyer’s failure to satisfy its obligations in the immediately preceding sentence.

(e)                                  With respect to each Straddle Period Tax Return, no later than thirty (30) days prior to the Due Date for the filing of such Straddle Period Tax Return, Seller shall submit, or cause to be submitted, to Buyer, for its review, a draft of such Straddle Period Tax Return, and shall notify Buyer of Seller’s calculation of the Taxes of such Straddle Period allocated to the Pre-Closing Portion and Post-Closing Portion of such Straddle Period (in accordance with Section 7.4).  Within ten (10) days following Buyer’s receipt of the draft of such Straddle Period Tax Return (and the calculation of Taxes allocated to the Pre-Closing Portion and the Post-Closing Portion of such Straddle Period), Buyer shall have the right to reasonably object to such Straddle Period Tax Return or calculations by written notice to Seller.  If Buyer does not object by written notice to Seller within such time period, such Straddle Period Tax Return and calculations shall be deemed to have been accepted and agreed upon for purposes of this Section 7.3(e).  If Buyer objects to such Straddle Period Tax Return and/or such calculations, it shall notify Seller of such disputed item (or items) in such written notice and the basis for its objection and Buyer and Seller shall act in good faith to resolve any such dispute as promptly as practicable.  If Buyer and Seller cannot reach agreement regarding such dispute, the dispute shall be presented to the Independent Accountant, whose determination shall be binding upon both Buyer and Seller; provided, however, that Buyer and Seller shall require the Independent Accountant to make a determination within ten (10) days but in no event later than five (5) days prior to the Due Date for the filing of such Straddle Period Tax Return.  With respect to each Straddle Period Tax Return, no later than three (3) days prior to the Due Date of such Straddle Period Tax Return, Seller shall pay to Buyer, in immediately available funds, an amount equal to the amount of Taxes for such Straddle Period shown to be due and payable on the face of such Straddle Period Tax Return that are allocable to the Pre-Closing Portion of the Straddle Period (as finally determined pursuant to this Section 7.3(e)).  Subject to the immediately preceding sentence, Buyer shall cause the Company or applicable Subsidiary (as the case may be) to timely and duly file such Straddle Period Tax Return and to timely pay to the applicable Tax Authority an amount equal to the total liability for Taxes shown to be due and payable on the face of such Straddle Period Tax Return and shall provide Seller with evidence, reasonably satisfactory to Seller, of such filing and payment as promptly as practicable.  Nothing contained in this Section 7.3(e) shall be interpreted as limiting the Buyer Indemnified Parties’ rights to indemnification from Seller or the Seller Indemnified Parties’ rights to indemnification from Buyer pursuant to Section 7.8, provided, however, that notwithstanding anything else in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties to the extent of any Losses attributable to Buyer’s failure to satisfy its obligations in the immediately preceding sentence.

(f)                                    Notwithstanding anything to the contrary contained in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with this Section 7.3; provided, however, that all costs and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

Section 7.4                                      Allocation of Straddle Period Taxes.  To the extent permitted under applicable law, the Parties shall treat the Closing Date as the last day of the taxable year of each of the Company and its Subsidiaries, for all Tax purposes.  In the case of any Straddle Period, Taxes shall, subject to Sections 7.2 and 7.5, be prorated between and/or allocated to the Pre-Closing Portion or the Post-Closing Portion of such Straddle Period (i) based on the number of days included in each such portion relative to the total number of days included in such Straddle Period, in the case of Taxes that are imposed on a periodic basis (such as real property Taxes); and (ii) based on an interim closing of the books as of the close of business on the Closing Date, in the case of any other Taxes (including Taxes based on or measured by income or receipts of the Company and the Subsidiaries or imposed in connection with the sale or other transfer or assignment of cash or property).

Section 7.5                                      Closing Date Transactions.  Any item attributable to a transaction other than any transaction contemplated by this Agreement or any other transaction that occurs in the ordinary course of business of any of the Company or its Subsidiaries that occurs on the Closing Date but after the Closing (an “Extraordinary Transaction”) shall be reported by Buyer, Seller, the Company and the Subsidiaries in accordance with principles similar to the “next day rule” contained in Treasury Regulations section 1.1502-76(b)(1)(ii)(B) as occurring on the first day following the Closing Date, and, in the case of any Straddle Period, the Parties agree to apply such principles to allocate items attributable to an Extraordinary Transaction to the Post-Closing Portion of such Straddle Period.

Section 7.6                                      Tax Refunds.  Buyer shall pay or cause to be paid to Seller (a) any Tax refund or other similar payment received by the Company or any of its Subsidiaries after the Closing (a “Company Tax Refund”) for a Pre-Closing Period (including any credit resulting from an overpayment of Taxes for a Pre-Closing Period), and (b) a portion of any Company Tax Refund for a Straddle Period (including any credit resulting from an overpayment of Taxes for a Straddle Period), such portion to be allocated to the Pre-Closing Portion of such Straddle Period in accordance with the principles set forth in Section 7.4.

Section 7.7                                      Assistance and Cooperation.

(a)                                  Buyer, Seller, the Company and the Subsidiaries shall (i) after the Closing, assist (and cause their respective Affiliates, in the case of Seller excluding its Regulated Affiliates, to assist) the other Party in preparing and filing any Tax Returns that such other Party is responsible for preparing and filing, (ii) after the Closing, cooperate fully in preparing for any audits of, or disputes or other proceedings with any Tax Authority or with respect to any matters with respect to Taxes of or relating to the Company or the Subsidiaries and (iii) make available to the other Party and to any Tax Authority as reasonably requested all information, records, and documents relating to Tax matters (including Company Tax Returns) of or relating to the Company or the Subsidiaries relating to Pre-Closing Periods or Straddle Periods.  Each Party shall keep any information obtained under this Section 7.7 confidential except (x) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any Tax Proceeding or (y) with the consent of the other Party.

(b)                                 Upon Seller’s reasonable request, Buyer shall cooperate with Seller to amend (or cause to be amended) any Company Tax Return for a Pre-Closing Period or Straddle Period (including in the preparation and filing of such amended Tax Return).  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to cooperate with the Seller to amend (or cause to be amended) any Company Tax Return for a Pre-Closing Period or Straddle Period if such amendment could reasonably be expected to have an adverse effect upon any Taxes or Tax Returns (or Tax attribute) of any of Buyer or its Affiliates (including, after the Closing, any of the Company or its Subsidiaries) for any Post-Closing Period or any Post-Closing Portion of a Straddle Period, unless Seller agrees, in a manner reasonably satisfactory to Buyer, to indemnify Buyer in full for such adverse effect.

Section 7.8                                      Tax Indemnity.

(a)                                  Subject to the provisions of Sections 9.2(d), 9.4(d), 9.5 and (except as provided in the second and third sentences of the definition of “Losses”) 9.7(b), Seller shall indemnify and hold Buyer Indemnified Parties harmless from and against all Losses that Buyer Indemnified Parties incur arising from or out of or related to (without duplication):

(i)                                     all Taxes imposed on any of the Company or its Subsidiaries under Treasury Regulations section 1.1502-6 (and corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign affiliated, consolidated, unitary, combined or similar group for any taxable year or period ending on or before, or that includes, the Closing Date, or as a result of transferor or successor liability;

(ii)                                  any inaccuracy or breach of any representation or warranty of Seller contained in Section 4.6(a) (solely to the extent related or attributable to Company Taxes) and Section 4.11;

(iii)                               any inaccuracy or breach of any representation or warranty of Seller contained in Section 4.6(a) (solely to the extent related or attributable to Company Taxes) and Section 4.11, each of which representations and warranties will be deemed for purposes of this Section 7.8(a)(iii) to have been made by Seller as of the Closing Date;

(iv)                              Taxes (other than Transfer Taxes) that arise out of the Conversion Transactions and any liability under any Tax Sharing Agreement to which any of the Company or its Subsidiaries is a party as of the date hereof or the Closing Date;

(v)                                 Seller’s share of Transfer Taxes, as determined under Section 7.2;

(vi)                              Company Taxes for any Pre-Closing Period and, with respect to any Straddle Period, the portion of the Company Taxes for such Straddle Period allocated to the Pre-Closing Portion pursuant to Section 7.4; and

(vii)                           any breach of any covenant or agreement of Seller contained in Section 6.1(b)(xiii), Section 6.1(b)(xv), Section 6.18, Section 6.19, Section 6.20 and this Article VII.

(b)                                 Buyer shall indemnify and hold Seller Indemnified Parties harmless from and against all Losses that Seller Indemnified Parties incur arising from or out of or related to (without duplication):

(i)                                     Company Taxes for any period beginning after the Closing Date, and with respect to any Straddle Period, the portion of the Company Taxes for such Straddle Period allocated to the Post-Closing Portion of the Straddle Period pursuant to Section 7.4 and Section 7.5);

(ii)                                  Buyer’s share of Transfer Taxes, as determined under Section 7.2; and

(iii)                               any breach of any covenant or agreement of Buyer contained in this Article VII.

(c)                                  Subject to Section 9.2(d), the Parties shall have a duty to use commercially reasonable efforts to mitigate (and to cause their Affiliates (which, in the case of the Buyer, shall after the Closing include the Company and its Subsidiaries) to mitigate) any Loss for which indemnification is provided in this Section 7.8; provided that, for the avoidance of doubt, (i) a Buyer Indemnified Party shall not be required to take any action (or fail to take any action) to mitigate a Loss for which Seller is required to provide indemnification pursuant to this Section 7.8 if such action could reasonably be expected to have an adverse effect upon any Taxes or Tax Returns (or Tax attribute) of any of Buyer or its Affiliates (including, after the Closing, any of the Company or its Subsidiaries) for any Post-Closing Period or any Post-Closing Portion of a Straddle Period, unless Seller agrees, in a manner reasonably satisfactory to Buyer, to indemnify Buyer in full for such adverse effect, and (ii) a Seller Indemnified Party shall not be required to take any action (or fail to take any action) to mitigate a Loss for which Buyer is required to provide indemnification pursuant to this Section 7.8 if such action could reasonably be expected to have an adverse effect upon any Taxes or Tax Returns (or Tax attribute) of any of Seller or its Affiliates (including, prior to the Closing, any of the Company or its Subsidiaries) for any taxable period, unless Buyer agrees, in a manner reasonably satisfactory to Seller, to indemnify Seller in full for such adverse effect.

Section 7.9                                      Tax Claims.

(a)                                  If any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim (an “Indemnified Tax Claim”) is made by any Taxing Authority that, if successful, would result in indemnification to any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) pursuant to Section 7.8 hereof, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party and transmit to the Tax Indemnifying Party a written notice describing in reasonable detail the nature of the Indemnified Tax Claim and all related information in connection with such Indemnified Tax Claim.  Failure to promptly provide such notice shall not affect the right of the Tax Indemnified Party’s indemnification hereunder, except to the extent the Tax Indemnifying Party is materially prejudiced by such delay or omission.

(b)                                 The Tax Indemnifying Party shall have the right to defend the Tax Indemnified Party against such Indemnified Tax Claim.  If the Tax Indemnifying Party notifies the Tax Indemnified Party that the Tax Indemnifying Party elects to assume the defense of the Indemnified Tax Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under Section 7.8), then the Tax Indemnifying Party, at its own cost and expense shall have the right to defend such Indemnified Tax Claim with counsel selected by the Tax Indemnifying Party (who shall be reasonably satisfactory to the Tax Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Tax Indemnifying Party in accordance with this Section 7.9.  In such circumstances, the Tax Indemnifying Party shall defend any such Indemnified Tax Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Tax Indemnifying Party shall not enter into any settlement agreement without the written  consent of the Tax Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed; provided, for the avoidance of doubt, that the Tax Indemnified Party shall be deemed to have reasonably withheld its consent to any such settlement if such settlement could reasonably be expected to have an adverse effect upon any Taxes or Tax Returns (or Tax attribute) of any of the Buyer or its Affiliates (including, after the Closing, any of the Company or its Subsidiaries) for any Post-Closing Period or any Post-Closing Portion of a Straddle Period, unless the Tax Indemnifying Party agrees, in a manner reasonably satisfactory to the Tax Indemnified Party, to indemnify the Tax Indemnified Party in full for such adverse effect).  Upon the request of the Tax Indemnifying Party, the Tax Indemnified Party shall, at the sole cost and expense of the Tax Indemnifying Party, cooperate with the Tax Indemnifying Party and its counsel in contesting any Indemnified Tax Claim which the Tax Indemnifying Party elects to contest.  The Tax Indemnified Party may participate in, but not control, any defense or settlement of any Indemnified Tax Claim controlled by the Tax Indemnifying Party pursuant to this Section 7.9(b), and the Tax Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                  If the Tax Indemnifying Party shall (i) fail to notify the Tax Indemnified Party that the Tax Indemnifying Party elects to control the Indemnified Tax Claim pursuant to Section 7.9(b) within ten (10) Business Days after receipt of the notice set forth in Section 7.9(a), or (ii) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement, then the Tax Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Tax Indemnified Party is actually entitled to indemnification hereunder) in regard to the Indemnified Tax Claim with counsel selected by the Tax Indemnified Party (who shall be reasonably satisfactory to the Tax Indemnifying Party) by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Tax Indemnified Party.  In such circumstances, the Tax Indemnified Party shall defend any such Indemnified Tax Claim in good faith and have full control of such defense and proceedings; provided that the Tax Indemnified Party may not enter into any compromise or settlement of such Indemnified Tax Claim if indemnification is to be sought hereunder, without the Tax Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Tax Indemnifying party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.8(c), and the Tax Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                 Notwithstanding anything to the contrary contained in this Section 7.9, with respect to any Indemnified Tax Claim that involves a Straddle Period for which Seller could be liable pursuant to Section 7.8 and for which the resolution of such Indemnified Tax Claim could reasonably be expected to adversely affect Buyer for a Post-Closing Period or the Post-Closing Portion of a Straddle Period, Buyer shall notify Seller of such Indemnified Tax Claim and Buyer and Seller shall jointly control, and cooperate with each other with respect to, the conduct of any such Indemnified Tax Claim.  Neither Buyer nor Seller shall settle, compromise and/or concede such Tax Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.10                                Scope.  Notwithstanding anything to the contrary contained in this Agreement, this Article VII shall be the exclusive remedy for any Losses relating or attributable to Taxes.  The representations and warranties contained in Section 4.6 (solely to the extent related or attributable to Company Taxes), Section 4.7(a)(xii) and Section 4.11, shall survive until ninety (90) days following the expiration (taking into account all extensions) of the applicable statute of limitations.  All covenants and agreements of the Parties contained or referred to in this Article VII shall survive the Closing.  Seller’s and Buyer’s indemnification obligations under Section 7.8 shall survive the Closing until ninety (90) days following the expiration (taking into account all extensions) of the applicable statute of limitations of the claim that gave rise to the indemnification.  No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice prior to the expiration of the applicable survival period, in which case the indemnification claim shall survive until such time as such claim is finally resolved.  In the event of a conflict between this Article VII and any other provision of this Agreement, this Article VII shall govern and control.

Section 7.11                                Certain Tax Sharing Agreements.  As of the Closing, all Tax Sharing Agreements between any of the Seller or its Affiliates (other than any of the Company or its Subsidiaries), on the one hand, and any of the Company or its Subsidiaries, on the other hand, shall be terminated and, after the Closing, none of the Company or its Subsidiaries shall have further rights or obligations under any such Tax Sharing Agreement.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1                                      Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)                                  (i) The representations and warranties of Seller set forth in Sections 4.3 and 4.4 of this Agreement shall be true and correct and in Sections 4.17 and 4.19 shall be true and correct in all material respects, in each case, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties of Seller set forth in Sections 4.3, 4.4, 4.17 and 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b)                                 Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c)                                  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized executive officer thereof, certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 8.1(a) and 8.1(b) have been fulfilled.

(d)                                 The Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect.

(e)                                  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(f)                                    No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.

(g)                                 The Transition Services Agreement shall have been duly executed and delivered by or on behalf of Seller.

(h)                                 All material consents and approvals set forth on Schedule 8.1(h) shall have been obtained, and a copy of each such consent and approval shall have been provided to Buyer at or prior to the Closing.

(i)                                     Seller shall have caused the Company, BGS Corp. and PPEC Corp. to consummate the Conversion Transactions in accordance with Section 6.18.

(j)                                     Seller shall have caused the BGS LLC Contribution to have been consummated in accordance with Section 6.20.

Section 8.2                                      Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)                                  (i) The representations and warranties of Buyer set forth in this Agreement that are qualified by “materiality” or “material adverse effect” shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such date); and (ii) the representations and warranties of Buyer set forth in this Agreement that are not qualified by “materiality” or “material adverse effect” shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such date).

(b)                                 Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c)                                  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized individual thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled.

(d)                                 The Seller Approvals shall have been duly made, given or obtained and shall be in full force and effect.

(e)                                  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(f)                                    No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.

(g)                                 The Transition Services Agreement duly executed by or on behalf of Buyer.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1                                      Survival of Indemnification Rights.

(a)                                  Subject to, and except as otherwise provided in, Article VII relating to Tax matters, all representations and warranties of the Parties shall survive the Closing until March 31, 2007, except that (i) the representations and warranties set forth in Section 4.10 shall survive the Closing until the fourth (4th) anniversary of the Closing Date and (ii) the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 4.3 and

4.4 shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  All covenants and agreements of the Parties contained herein shall survive the Closing.

(b)                                 Seller’s indemnification obligations under (i) Section 9.2(a)(iv) shall survive the Closing until March 31, 2007, (ii) Section 9.2(a)(v) shall survive the Closing until the fourth (4th) anniversary of the Closing Date and (iii) Sections 9.2(a)(vi), 9.2(a)(vii), 9.2(a)(viii) and 9.2(a)(ix) shall survive the Closing until 30 days after the expiration of the applicable statute of limitations.

(c)                                  No Party shall have any liability for indemnification claims made under this Article IX unless a Claim Notice is provided by the non-breaching Party to the other Party in respect of such indemnification claim prior to the expiration of the applicable survival period.  If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period, then the applicable indemnity right shall survive as to such claim, until such claim has been finally resolved.

Section 9.2                                      Indemnification Obligations.

(a)                                  Subject to, and except as otherwise provided in, Article VII relating to Tax matters and the provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Plains All American Pipeline, L.P., Vulcan Gas Storage LLC and each of their respective Affiliates (which from and after the Closing shall include the Company and the Subsidiaries) and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from or out of or related to:

(i)                                     any inaccuracy or breach of any representation or warranty of Seller in this Agreement, the Bluewater Reserves Agreement or in any certificate delivered pursuant to this Agreement;

(ii)                                  any inaccuracy or breach of any representation or warranty of Seller in this Agreement as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 9.2(a)(ii) to have been made by Seller as of the Closing Date, except that those representations and warranties that are made as of a specific date need only be true as of such date;

(iii)                               any breach of any covenant or agreement of Seller contained in this Agreement;

(iv)                              any Known and Undisclosed Environmental Liability;

(v)                                 any Pre-Closing Off-Site Environmental Liability;

(vi)                              any Environmental Fines and Penalties and any Pre-Closing On-Site Environmental Liability;

(vii)                           any action, claim, suit or proceeding by Seller or any of its Affiliates (other than the Company or any Subsidiary) against the Company or any Subsidiary or any of their respective properties or assets relating to or arising out of any act or omission that occurred prior to, or facts or circumstances that existed as of, the Closing (whether or not any Loss associated therewith existed on or before the Closing Date);

(viii)                        any Loss (whether or not such Loss existed on or before the Closing Date) of the Company or any Subsidiary arising out of or relating to any loss of life or injury to any Person (whether or not such loss or injury existed on or before the Closing Date) to the extent arising out of or related to the business activities of the Company or any Subsidiary on or prior to the Closing Date, other than any Pre-Closing On-Site Environmental Liability or any loss or injury to any Person that constitutes a Pre-Closing Off-Site Environmental Liability; and

(ix)                                any Fines and Penalties.

(b)                                 Subject to, and except as otherwise provided in, Article VII relating to Tax matters and the provisions of this Article IX, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives, (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from or out of or related to:

(i)                                     the businesses and operations of the Company or any Subsidiary (other than with respect to (x) any continuing commercial relationships between Seller and/or any of its Affiliates and the Company or any Subsidiary, whether entered into before or after the Closing and (y) any guarantee, letter of credit, bond, surety or other credit support or assurance provided by Seller or its Affiliates in support of obligations of the Company or any Subsidiary; provided that nothing in this clause (y) shall in any way limit or otherwise affect Buyer’s obligation to indemnify and hold harmless the Seller Indemnified Parties under Section 9.2(b)(iv)) relating solely to periods after the Closing Date to the extent such Losses are not subject to the provisions of Section 9.2(a) hereto;

(ii)                                  any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement;

(iii)                               any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iv)                              any Company Guarantee to the extent related to any failure of the Company or any Subsidiary to perform any obligation (other than any indemnification obligation to the extent such indemnification obligation relates to any circumstance, event, condition, act or omission that occurred or existed prior to the Closing) arising after the Closing Date and guaranteed by such Company Guarantee, to the extent such Losses are not subject to Section 9.2(a) (other than

Section 9.2(a)(vii)); provided that with respect to a particular Company Guarantee, Buyer’s aggregate liability shall not exceed the “Company Guarantee Amount” with respect to such Company Guarantee, determined in accordance with Schedule 6.6(a), as amended in accordance with Section 6.6(a), with respect to such Company Guarantee.

(c)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (x) a breach of a representation or warranty  shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or (other than a breach of a representation or warranty under Section 4.6(a)) would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as any adverse effect or change) or similar language, and (y) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (x), shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty.

(d)                                 For the purposes of calculating the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement, the amount of each Loss shall be deemed to be an amount (A) net of any insurance proceeds and any indemnity, contribution or other similar payment received from any insurer or other third party with respect thereto, and (B) net of any reserves provided for the situation in question that are reflected in a reduction of Net Working Capital.  Buyer shall use commercially reasonable efforts to commence legal or other proceedings to collect indemnity, contribution or other payments from any such insurer or other third party.  The costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Buyer Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under clause (A) above shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.

(e)                                  Subject to clause (d) above and except as otherwise provided in Article VII, the Parties shall have a duty to use commercially reasonable efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.3                                      Indemnification Procedure.  Claims for indemnification under this Agreement (other than claims involving Tax matters, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:

(a)                                  Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission, subject to Section 9.1(c).

(b)                                 The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b).  In such circumstances, the Indemnifying Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates.  Upon the request of the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                  If the Indemnifying Party shall (A) fail to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within ten (10) Business Days after receipt of any Claim Notice, or (B) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                 Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought, which notice shall set forth the basis of such claim in reasonable detail and be accompanied by evidence supporting the assertion of such claim.

(e)                                  Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Tax matters.

Section 9.4                                      Limitations on Liability of Seller.  Notwithstanding anything to the contrary herein:

(a)                                  any single item or group of related items that results in Losses of any Buyer Indemnified Party in an aggregate amount less than Fifty Thousand Dollars ($50,000) shall be deemed, for all purposes of this Article IX (other than claims under Section 9.2(a)(i) or (ii) (solely in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 3.2, 3.3, 3.4, 4.3, 4.4 or 4.7(a)(v)), Section 9.2(a)(iii), Section 9.2(a)(v) (solely in respect of any claim for loss of life or injury to Persons), Section 9.2(a)(vi), or Section 9.2(a)(vii)), not to be Losses of such Buyer Indemnified Party recoverable against Seller or any of its Affiliates under this Agreement; provided that, for the avoidance of doubt, in the event that any such single item or group of related items results in Losses in an aggregate amount greater than or equal to Fifty Thousand Dollars ($50,000), then the entire amount of such Loss shall constitute a Loss for purposes of this Article IX;

(b)                                 Seller shall have no liability arising out of or relating to: (1) Section 9.2(a)(i) or (ii) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 3.2, 3.3, 3.4, 4.3, 4.4, 4.7(a)(v) or 4.19), Section 9.2(a)(v) (other than in respect of any claim for loss of life or injury to Persons), Section 9.2(a)(viii) or Section 9.2(a)(ix) for Losses described in such Sections unless the aggregate amount of such Losses exceeds Five Million Dollars ($5,000,000) (the “General Deductible”), and Seller shall have liability for such Losses (subject to Sections 9.4(c) and 9.4(d)) only to the extent the aggregate amount of such Losses exceeds $5,000,000; or (2) Section 9.2(a)(i) or (ii) in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 4.19 unless the aggregate amount of such Losses exceeds the lesser of Two Million Five Hundred Thousand Dollars ($2,500,000) or an amount equal to the General Deductible reduced (not below zero) by any Losses described in clause (1) above (the “Real Property Deductible”), in which case Seller shall have liability for such Losses (subject to Section 9.4(d)) only to the extent the aggregate of such Losses exceeds the Real Property Deductible; provided that Losses described in clause (2) above shall reduce the General Deductible on a dollar for dollar basis not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); and

(c)                                  in no event shall Seller’s aggregate liability for Losses described in Section 9.2(a)(i) or (ii) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 3.2, 3.3, 4.3, 4.4, 4.7(a)(v), 4.10 or 4.19), Section 9.2(a)(iii) (solely in respect of a breach of Section 6.1(b), other than Section 6.1(b)(i), (b)(iv) or (b)(xix), as it relates to clause (i) or (iv)), Section 9.2(a)(iv), Section 9.2(a)(viii) and Section 9.2(a)(ix) (collectively, “Small Cap Losses”) exceed (i) Twenty-Five Million Dollars ($25,000,000) for Losses to the extent related to BGS Corp., BGS LLC or any of their respective assets and (ii) Twenty-Five Million Dollars ($25,000,000) for Losses to the extent related to PPEC Corp., PPEC LLC or any of their respective assets; provided that any Small Cap Losses other than those described in clauses (i) and (ii) above shall be limited by the aggregate amounts set forth in clauses (i) and (ii) above, and shall reduce each such amount equally;

(d)                                 in no event shall Seller’s aggregate liability for Losses described in  Section 7.8, Section 9.2(a)(i) or Section 9.2(a)(ii) (solely in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 3.2, 3.3, 4.3, 4.4, 4.7(a)(v), 4.10 or 4.19), Section 9.2(a)(iii) (solely in respect of a breach of Section 6.1(b)(i), (b)(iv) or (b)(xix), as it relates to clause (i) or (iv)), Section 9.2(a)(v) and Section 9.2(a)(vi) (collectively, “Big Cap Losses”) exceed (i) One Hundred Twenty-Five Million Dollars ($125,000,000) for Losses to the extent related to BGS Corp., BGS LLC or any of their respective assets and (ii) One Hundred Twenty-Five Million Dollars ($125,000,000) for Losses to the extent related to PPEC Corp., PPEC LLC or any of their respective assets; provided that any Big Cap Losses other than those described in clauses (i) and (ii) above shall be limited by the aggregate amounts set forth in clauses (i) and (ii) above, and shall reduce each such amount equally; provided, further, that any Small Cap Losses set forth in clause (c)(i) above shall reduce the amount set forth in clause (d)(i) above, any Small Cap Losses set forth in clause (c)(ii) above shall reduce the amount set forth in clause (d)(ii) above and any Small Cap Losses, other than those described in clauses (c)(i) and (c)(ii) above, shall reduce the amounts set forth in clauses (d)(i) and (d)(ii) above equally.

Section 9.5                                      Indemnity Under Acquisition Agreements.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Buyer Indemnified Party intends to seek indemnification from Seller under this Agreement in respect of any Losses for which any of the Buyer Indemnified Parties are entitled to indemnification from the Previous Owners under the Acquisition Agreements (the “Limited Matters”), the Buyer Indemnified Parties, as a condition to being entitled to any recovery under this Agreement in respect of any such Limited Matter, shall have first asserted and pursued in good faith and to a commercially reasonable extent a claim for indemnification for such matter against the Previous Owners under the Acquisition Agreements.  For the avoidance of doubt, the preceding sentence shall not preclude any Buyer Indemnified Party from providing a Claim Notice to Seller with respect to any of the Limited Matters.  The reasonable costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Buyer Indemnified Parties in pursuing any such claim under this Section 9.5 shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such third party.

Section 9.6                                      Purchase Price Adjustment.  The Parties agree to treat all payments made pursuant to Article VII and to this Article IX as adjustments to the Purchase Price for Tax purposes.

Section 9.7                                      Exclusive Remedy.

(a)                                  Except for (i) claims arising out of fraud or criminal misrepresentation, and (ii) claims relating to Tax matters which shall be subject to indemnification solely under Article VII and which must be brought by any Party in accordance with the provisions and applicable limitations of Article VII, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby must be brought by any Party in accordance with the provisions and applicable limitations of this Article IX, which in the absence of fraud or criminal conduct shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns for any such claim or cause of action.

(b)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT TO THE EXTENT (1) ASSERTED BY OR AWARDED, PAID OR PAYABLE TO A THIRD PARTY OR (2) ARISING OUT OF FRAUD, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

ARTICLE X

TERMINATION

Section 10.1                                Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                  by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b)                                 by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;

(c)                                  by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

(d)                                 by either Buyer or Seller:

(i)                                     if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)                                  if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 20, 2006 or such later date as the Parties may agree upon in writing; provided that if the Closing has not occurred solely because any applicable waiting period under the HSR Act shall not have expired or terminated, such date shall be automatically extended to March 31, 2006.

Section 10.2                                Effect of Termination.  In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided that in the event of termination and abandonment of this Agreement pursuant to Section 10.1(c), Buyer shall pay to Seller, by wire transfer of immediately available funds, a termination fee of Ten Million Dollars ($10,000,000) as liquidated damages and as the sole and exclusive remedy for such breach.  The provisions of Sections 6.12, 6.13, 11.1, 11.4, 11.8, 11.10 and 11.11 shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)	If to Buyer, to:

Paul G. Allen c/o Vulcan Inc.
505 Fifth Avenue South
Suite 900
Seattle, WA 98104
Attention: David N. Capobianco
Telephone: 206-342-2000
Facsimile: 206-342-3000

and

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, TX 77002
Attention: Harry N. Pefanis, President
Telephone: 713-646-4242
Facsimile: 713-646-4378

and

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, TX 77002
Attention: Lawrence J. Dreyfuss, Vice President and Associate General Counsel
Telephone: 713-646-4143
Facsimile: 713-646-4216

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1600 Smith, Suite 4400
Houston, TX 77002
Attention: Frank Bayouth
Telephone: 713-655-5100
Facsimile: 713-655-5200

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: Nicholas Saggese
Telephone: 213-687-5000
Facsimile: 213-687-5600

and

Vinson & Elkins LLP
1001 Fannin, Suite 2300
Houston, TX 77002
Attention: Doug Bland
Telephone: 713-758-2498
Facsimile: 713-615-5649

(b)	If to Seller, to:

Sempra Energy Trading Corp.
58 Commerce Road
Stamford, CT 06902
Attention: General Counsel
Telecopy: 203-355-5410

and

Sempra Energy Trading Corp.
58 Commerce Road
Stamford, CT 06902
Attention: Scott Werneburg
Telecopy: 203-355-5903

and

Sempra Energy
101 Ash Street
San Diego, CA 92101
Attention: General Counsel

with copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Michael J. Aiello, Esq.
Telecopy: 212-259-6333

and

Dewey Ballantine LLP
1775 Pennsylvania Avenue, N.W.
Washington, DC 20006
Attention: James F. Bowe, Jr., Esq.
Telecopy: 202-862-1093

or to such other address or addresses as the Parties may from time to time designate as to itself by like notice.

Section 11.2                                Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3                                Rights of Third Parties.  Except for the provisions of Section 9.2, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.4                                Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.5                                Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6                                Entire Agreement.  This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement.

Section 11.7                                Disclosure Schedule.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or any Subsidiary or is required to be disclosed on the Disclosure Schedule.

Section 11.8                                Amendments, Supplements, Etc.  This Agreement may be amended or supplemented at any time by additional written agreements executed by both Buyer and Seller as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

Section 11.9                                Publicity.  On the date of this Agreement each of Seller and Buyer shall prepare a press release in respect of the transactions contemplated by this Agreement for public dissemination on or after the date of this Agreement and Seller and Buyer shall mutually agree on each such press release prior to public dissemination.  Except as otherwise required by Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of the other Party.

Section 11.10                          Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Buyer on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.11                          Applicable Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York.  Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York, New York.  Each of the Parties waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SEMPRA ENERGY TRADING CORP.

By:	/s/ Scott Werneburg
Scott Werneburg
Managing Director

PAA/VULCAN GAS STORAGE, LLC

By: Plains All American Pipeline, L.P.,
its Manager

By: Plains AAP, L.P.,
its General Partner

By: Plains All American GP LLC,
its General Partner

By:	/s/ Harry N. Pefanis
Harry N. Pefanis
President and COO